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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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THE TRADE DESK, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Trade Desk, Inc.

42 N. Chestnut Street

Ventura, California 93001

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held May 27, 2021

To our stockholders:

You are cordially invited to attend the 2021 annual meeting of stockholders of The Trade Desk, Inc. (the “Annual Meeting”) to be held virtually on Thursday, May 27, 2021, at 11:00 a.m. Pacific Time. You can attend the Annual Meeting via the Internet, vote your shares electronically and submit your questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/TTD2021 (there is no physical location for the Annual Meeting). You will need to have your 16-Digit Control Number included on your Notice or your proxy card (if you received a printed copy of the proxy materials) to join the Annual Meeting.

We are holding the meeting for the following purposes:

1.	To elect two Class II directors;
2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;
3.	To transact such other business as may properly come before the meeting or at any and all adjournments, continuations or postponements thereof.

If you owned our Class A common stock or Class B common stock at the close of business on March 31, 2021, you may attend and vote at the meeting. A list of stockholders eligible to vote at the Annual Meeting will be available for review during our regular business hours at our headquarters in Ventura, California for the ten days prior to the meeting for any purpose related to the Annual Meeting. Due to prevailing and broadly applicable government restrictions, our headquarters may be subject to limited business hours and temporary closures during such period. In the event our headquarters are not open during regular hours, stockholders can send an email to IR@thetradedesk.com. On or about April 13, 2021, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our Annual Meeting (the “Proxy Statement”) and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Annual Report”). The Proxy Statement and the Annual Report can be accessed directly at the following Internet address: www.proxyvote.com. All you have to do is enter the control number located on your proxy card.

Your vote is important. Whether or not you plan to attend the meeting, I hope that you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. You may also submit your proxy card or voting instruction card for the meeting by completing, signing, dating and returning your proxy card or voting instruction card in the envelope provided. Any stockholder of record attending the meeting may vote during the meeting, even if you have already returned a proxy card or voting instruction card.

Thank you for your ongoing support of The Trade Desk.

Sincerely,

Jeff T. Green
Chief Executive Officer

Ventura, California

April 13, 2021

YOUR VOTE IS IMPORTANT

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. PLEASE NOTE THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

THE TRADE DESK, INC.

2021 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

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PROXY STATEMENT

2021 ANNUAL MEETING OF STOCKHOLDERS

THE TRADE DESK, INC.

GENERAL INFORMATION

The board of directors of The Trade Desk, Inc. is soliciting proxies for our 2021 annual meeting of stockholders (the “Annual Meeting”) to be held on Thursday, May 27, 2021, at 11:00 a.m. Pacific Time. This year’s Annual Meeting will be held entirely via the Internet. Stockholders may participate in the Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/TTD2021. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials.

The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our Annual Meeting (the “Proxy Statement”) and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Annual Report”) is first being mailed on or about April 13, 2021, to stockholders entitled to vote at the Annual Meeting. We also made these materials available on our website at www.thetradedesk.com under the headings “Investor Relations” on or about April 13, 2021. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully. Unless the context requires otherwise, the words “The Trade Desk,” “we,” “the Company,” “us,” and “our” refer to The Trade Desk, Inc.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING,

THE PROXY MATERIALS AND VOTING YOUR SHARES

WHY DID I RECEIVE A NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A FULL SET OF PROXY MATERIALS?

We have elected to furnish our proxy materials, including this Proxy Statement and our Annual Report, primarily via the Internet. The Notice is being provided in accordance with the Securities and Exchange Commission ("SEC") rules and contains instructions on how to access our proxy materials. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.

WHAT ITEMS WILL BE VOTED ON AT THE ANNUAL MEETING?

There are two items that will be voted on at the Annual Meeting:

1.	The election of two Class II directors; and
2.	The ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

WHAT ARE OUR BOARD OF DIRECTORS’ VOTING RECOMMENDATIONS?

Our board of directors recommends that you vote your shares “FOR” each of the nominees to the board of directors and “FOR” the ratification of the appointment of PwC.

WHAT IS A PROXY?

Our board of directors is soliciting your vote at the Annual Meeting. A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy, that designation also is called a “proxy” or, if in a written document, a “proxy card.” Jeff Green, Blake Grayson and Jay Grant have been designated as proxies for the Annual Meeting.

WHO CAN VOTE AT THE MEETING?

Only holders of record of our Class A common stock and Class B common stock at the close of business on March 31, 2021, which is the record date, will be entitled to vote at the Annual Meeting. The record date was established by our board of directors. Stockholders of record at the close of business on the record date are entitled to:

•	Receive notice of the meeting; and
•	Vote at the meeting and any adjournments or postponements of the meeting.

On the record date, there were 43,024,749 shares of our Class A common stock outstanding and 4,505,782 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to 10 votes on each proposal. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our “common stock.”

IS MY VOTE CONFIDENTIAL?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either among our employees or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to our management.

WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A “STOCKHOLDER OF RECORD” AND HOLDING SHARES AS “BENEFICIAL OWNER” (OR IN “STREET NAME”)?

Most stockholders are considered “beneficial owners” of their shares, that is, they hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially or in “street name.”

Stockholder of Record: If your shares are registered directly in your name with our transfer agent, you are considered the “stockholder of record” with respect to those shares and we are sending the Notice directly to you to access proxy materials. As a stockholder of record, you have the right to grant your voting proxy directly to us or to vote at the Annual Meeting.

Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name, and proxy materials are being forwarded to you by your broker, bank or other nominee (who is considered the stockholder of record with respect to those shares). As a beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares if you follow the instructions you receive from your broker, bank or other nominee. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares at the Annual Meeting unless you request, complete and deliver the proper documentation provided by your broker, bank or other nominee.

WHAT ARE THE DIFFERENT METHODS THAT I CAN USE TO VOTE MY SHARES OF COMMON STOCK?

By Internet: Until 11:59 p.m. Eastern Time on May 26, 2021, you can vote via the Internet by visiting the website noted on your proxy card. Internet voting is available 24 hours a day. We encourage you to vote via the Internet, as it is the most cost-effective way to vote. Beneficial owners may vote by telephone or the Internet if their banks, brokers or nominees make those methods available, by following the instructions provided to them with the proxy materials.

By Telephone: Until 11:59 p.m. Eastern Time on May 26, 2021, you can also vote your shares by telephone by calling the toll-free telephone number indicated on your proxy card and following the voice prompt instructions. Telephone voting is available 24 hours a day.

By Mail: You can vote your shares by marking, signing and timely returning the proxy card enclosed with the proxy materials that are provided in printed form. Beneficial owners must follow the directions provided by their broker, bank or other nominee in order to direct such broker, bank or other nominee as to how to vote their shares.

During the Meeting: You can vote and submit questions during the meeting by attending the virtual meeting at www.virtualshareholdermeeting.com/TTD2021. Please have your Notice or proxy card in hand when you visit the website.

HOW MANY SHARES MUST BE PRESENT TO HOLD THE MEETING?

The holders of a majority of the voting power of all of our issued and outstanding shares of our common stock as of the record date must be present at the Annual Meeting or represented by proxy for the transaction of business at the Annual Meeting. This is called a quorum.

Your shares will be counted for purposes of determining if there is a quorum, if you:

•	Are entitled to vote and you are present at the Annual Meeting; or
•	Have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction form by mail.

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. If there are not enough shares present both at the meeting and by timely and properly submitted proxy cards to constitute a quorum, the Annual Meeting may be adjourned until such time as a sufficient number of shares are present.

HOW ARE ABSTENTIONS COUNTED?

You may choose to abstain or refrain from voting your shares on one or more issues presented for a vote at the Annual Meeting. However, for purposes of determining the presence of a quorum, abstentions are counted as present. For the purpose of determining whether the stockholders have approved a matter, abstentions will not affect the outcome of the vote of any matter being voted on at the Annual Meeting.

WHAT IF A STOCKHOLDER DOES NOT PROVIDE A PROXY OR, IF A PROXY IS RETURNED, IT DOES NOT SPECIFY A CHOICE FOR ONE OR MORE ISSUES?

You should specify your choice for each issue to be voted upon at the Annual Meeting. If no proxy is returned or if a proxy is signed and returned but no specific instructions are given on one or more of the issues to be voted upon at that Annual Meeting, proxies will be voted in accordance with applicable rules, laws and regulations as follows:

Stockholders of Record. If you are a stockholder of record and you do not return a proxy and you do not vote at the Annual Meeting, your shares will not be voted at our Annual Meeting, and if you are not present at the Annual Meeting, your shares will not be counted for purposes of determining whether a quorum exists for the Annual Meeting. If you do return a proxy via the Internet, telephone or mail, but you fail to specify how your shares should be voted on one or more issues to be voted upon at the Annual Meeting, then to the extent you did not specify a choice, your shares will be voted: (i) FOR Proposal One for the election of all of the director nominees and (ii) FOR Proposal Two ratifying the selection of PwC as our independent auditors.

Beneficial Owners. If you are a beneficial owner and (i) you do not provide your broker or other nominee who holds your shares with voting instructions, or (ii) you do provide a proxy card but you fail to specify your voting instructions on one or more of the issues to be voted upon at our Annual Meeting, under applicable rules, your broker or other nominee may exercise discretionary authority to vote your shares on routine proposals but may not vote your shares on non-routine proposals.

The shares that cannot be voted by brokers and other nominees on non-routine matters but are represented at the meeting will be deemed present at our Annual Meeting for purposes of determining whether the necessary quorum exists to proceed with the Annual Meeting, but will not be considered entitled to vote on the non-routine proposals.

We believe that under applicable rules Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm is considered a routine matter for which brokerage firms may vote shares that are held in the name of brokerage firms and which are not voted by the applicable beneficial owners.

However, we believe that Proposal One: Election of Directors is considered a non-routine matter under applicable rules. Accordingly, brokers or other nominees cannot vote on this proposal without instructions from beneficial owners.

WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE PROPOSALS?

The following table sets forth the voting requirement with respect to each of the proposals:

Proposal One—Election of directors

As set forth in our bylaws, each director must be elected by a plurality of the votes cast, meaning that the two nominees receiving the most “FOR” votes (among votes properly cast at the meeting or by proxy) will be elected. Only votes “FOR” will affect the outcome. Brokers will not have discretionary voting authority with respect to shares held in street name for their clients. Withheld votes or broker non-votes will not affect the outcome of the vote.

Proposal Two—Ratification of appointment of independent registered public accounting firm

As set forth in our bylaws, to be approved by our stockholders, a majority of the votes cast at the Annual Meeting or by proxy must vote “FOR” this proposal. Brokers will have discretionary voting authority with respect to shares held in street name for their clients, even if the broker does not receive voting instructions from their client. Accordingly, we do not anticipate that there will be any broker non-votes on this proposal; however, broker non-votes will not be counted as “votes cast” and will therefore have no effect on the proposal.  Abstentions will also have no effect on the proposal.

HOW DO I CHANGE OR REVOKE MY PROXY?

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting during the meeting. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

It means that your shares are registered differently or you have multiple accounts. Please vote all of these shares separately to ensure all of the shares you hold are voted.

HOW CAN STOCKHOLDERS SUBMIT A PROPOSAL FOR INCLUSION IN OUR PROXY STATEMENT FOR THE 2022 ANNUAL MEETING?

To be included in our proxy statement for the 2022 annual meeting, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and be received by our Secretary at our principal executive offices no later than December 14, 2021, which is one hundred twenty (120) calendar days before the one-year anniversary of the date on which we first released this proxy statement to stockholders in connection with this year’s Annual Meeting.

HOW CAN STOCKHOLDERS SUBMIT PROPOSALS TO BE RAISED AT THE 2022 ANNUAL MEETING THAT WILL NOT BE INCLUDED IN OUR PROXY STATEMENT FOR THE 2022 ANNUAL MEETING?

To be raised at the 2022 annual meeting, stockholder proposals must comply with our bylaws. Under our bylaws, a stockholder must give advance notice to our Secretary of any business, including nominations of candidates for election as directors to our board, that the stockholder wishes to raise at our annual meeting. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting. Since our Annual Meeting is on May 27, 2021, stockholder proposals must be received by our Secretary at our principal executive offices no earlier than January 27, 2022 and no later than February 26, 2022, in order to be raised at our 2022 annual meeting.

WHAT IF THE DATE OF THE 2022 ANNUAL MEETING CHANGES BY MORE THAN 30 DAYS FROM THE ANNIVERSARY OF THIS YEAR’S ANNUAL MEETING?

Under Rule 14a-8 of the Exchange Act, if the date of the 2022 annual meeting changes by more than 30 days from the anniversary of this year’s annual meeting, to be included in our proxy statement, stockholder proposals must be received by us within a reasonable time before our solicitation is made.

Under our bylaws, if the date of the 2022 annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from the anniversary of this year’s annual meeting, stockholder proposals to be brought before the 2022 annual meeting must be delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made.

DOES A STOCKHOLDER PROPOSAL REQUIRE SPECIFIC INFORMATION?

With respect to a stockholder’s nomination of a candidate for our board of directors, the stockholder notice to the Secretary must contain certain information as set forth in our bylaws about both the nominee and the stockholder making the nomination. With respect to any other business that the stockholder proposes, the stockholder notice must contain a brief description of such business and the reasons for conducting such business at the meeting, as well as certain other information as set forth in our bylaws. If you wish to bring a stockholder proposal or nominate a candidate for director, you are advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. A copy of our bylaws is available via the website of the Securities and Exchange Commission at http://www.sec.gov. You may also contact our Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

WHAT HAPPENS IF WE RECEIVE A STOCKHOLDER PROPOSAL THAT IS NOT IN COMPLIANCE WITH THE TIME FRAMES DESCRIBED ABOVE?

If we receive notice of a matter to come before the 2022 annual meeting that is not in accordance with the deadlines described above, we will use our discretion in determining whether or not to bring such matter before such meeting. If such matter is brought before such meeting, then our proxy card for such meeting will confer upon our proxy holders’ discretionary authority to vote on such matter.

WHAT HAPPENS IF ADDITIONAL MATTERS ARE PRESENTED AT THE ANNUAL MEETING?

Other than the two items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Jeff Green, Blake Grayson and Jay Grant, or any of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of the nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our board of directors.

WHO BEARS THE COST OF THIS SOLICITATION?

We pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition, we may reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of our directors, officers and employees, personally or by mail, telephone, facsimile, email or other means of communication (electronic or otherwise). No additional compensation will be paid for such services.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports, or Notices of Internet Availability of Proxy Materials, with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report, or Notice of Internet Availability of Proxy Materials, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. In accordance with these rules, only one proxy statement and annual report, or Notice of Internet Availability of Proxy Materials, will be delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. Stockholders who currently receive multiple copies of the proxy statement and annual report, or Notice of Internet Availability of Proxy Materials, at their address and would like to request “householding” of their communications should contact their broker if they are beneficial owners or direct their request to Broadridge at the contact information below if they are record holders.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, or Notice of Internet Availability of Proxy Materials, please notify your broker, if you are a beneficial owner or, if you are a record holder, direct your written request to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call Broadridge at 1-866-540-7095.

If requested, we will also promptly deliver, upon oral or written request, a separate copy of the proxy statement and annual report, or Notice of Internet Availability of Proxy Materials, to any stockholder residing at an address to which only one copy was mailed.

WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will be available on our website.

PROPOSAL ONE:

ELECTION OF DIRECTORS

In voting on the election of our director nominees, stockholders may:

•	Vote in favor of all nominees;
•	Vote in favor of specific nominees; or
•	Withhold votes as to specific nominees.

Assuming a quorum is present; directors will be elected by a plurality of the votes cast.

Our bylaws provide that the authorized number of directors shall be determined from time to time by resolution of the board of directors, provided the board of directors shall consist of at least one (1) member. Our board of directors is currently comprised of eight (8) directors. Our certificate of incorporation provides that the board of directors shall be divided into three classes, each consisting of as nearly one-third of the total number of directors as possible. Each class of directors serves a three-year term expiring at the annual meeting of stockholders in the year listed in the table below:

Class I (2023)	Class II (2021)	Class III (2022)
Jeff T. Green	Thomas Falk	Lise J. Buyer
Eric B. Paley	David R. Pickles	Kathryn E. Falberg
	Gokul Rajaram	David B. Wells

Based on the recommendation of the nominating and corporate governance committee, the board of directors has nominated David R. Pickles and Gokul Rajaram for election as Class II directors, each to serve a three-year term that expires at the annual meeting of stockholders in 2024 and until their successors are duly elected and qualified. Messrs. Falk, Pickles and Rajaram are currently serving as Class II directors. Each of Messrs. Pickles and Rajaram has consented to serve for a new term. Mr. Falk’s current term as a Class II director will expire immediately prior to our Annual Meeting and he will not stand for re-election at the Annual Meeting. Effective upon the end of Mr. Falk’s term as a director immediately prior to the Annual Meeting, the authorized number of directors will be reduced to seven (7).

Directors listed in Class I and Class III above are not being elected this year and will continue in office for the remainder of their terms, as described above, unless such directors resign or their service as directors otherwise ceases in accordance with our certificate of incorporation or bylaws.

Vote Required

The Class II directors being voted on this year are elected by a plurality of the votes cast. This means that the director nominee with the most affirmative votes for a particular seat is elected for that seat. Abstentions have no effect on the outcome of the vote.

It is the intention of the persons named as proxies herein to vote in favor of the candidates nominated by the board of directors unless such authority is withheld, either by affirmative vote of the stockholders or deemed withheld by the failure of stockholders to submit their votes. If any nominee should not be available for election, the proxies will be voted in the best judgment of the persons authorized as proxies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES.

Information Concerning Director Nominees

The name and age of each nominee for director, his position with us, the year in which he first became a director, and certain biographical information as of April 13, 2021 is set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since
David R. Pickles	43	Chief Technology Officer, Director	February 2021
Gokul Rajaram	46	Director	May 2018

David R. Pickles has served as our chief technology officer since March 2010 and as a member of our board of directors since February 2021. Prior to The Trade Desk, he was with Microsoft Corporation where he served as development lead from September 2008 to March 2010 and senior software development engineer from March 2008 to September 2008. From May 2004 to February 2008, he served as senior database engineer at CallWave, Inc., where he was involved in building back-end components of the system: client session management services, telephone call handling services, client registration services, B2B integrations with all major telephone carriers, and complex high performance database systems (including a custom billing and CRM system). Mr. Pickles received a B.S. in Computer Science from the University of California, Santa Barbara.

We believe that Mr. Pickles is qualified to serve on our board of directors due to his extensive management experience, track record at other technology companies and industry background.

Gokul Rajaram has served as a member of our board of directors since May 2018. Mr. Rajaram has served on the executive team at DoorDash Inc. (“DoorDash”) since November 2019, after DoorDash acquired a food delivery business owned by Square, Inc. (“Square”) called Caviar, Inc. (“Caviar”), where he served as the Lead for Caviar. Prior to DoorDash, Mr. Rajaram worked as the Product Engineering Lead from July 2013 to October 2019 at Square, where he led several product development teams and served on Square’s executive team. Before joining Square in July 2013, Mr. Rajaram served as Product Director, Ads at Facebook, Inc. from August 2010 to July 2013, where he helped Facebook transition its advertising business to become mobile-first. Mr. Rajaram served as Product Management Director for Google AdSense from January 2003 to November 2007, where he helped launch the product and grow it into a substantial portion of Google’s business. Mr. Rajaram has served on the boards of directors of Coinbase Inc. since August 2020 and publicly traded Pinterest, Inc. since February 2020. He also served on the board of directors of publicly traded RetailMeNot, Inc. from September 2013 until it was taken private in May 2017. Mr. Rajaram received a B. Tech in Computer Science from the Indian Institute of Technology Kanpur, an M.S. in Computer Science from the University of Texas and an M.B.A. from the Massachusetts Institute of Technology Sloan School of Management.

We believe that Mr. Rajaram is qualified to serve on our board of directors due to his extensive entrepreneurial background, strategic leadership track record and service on other boards of directors of technology companies.

Information Concerning Current Directors and Directors Continuing in Office

The name and age of each director currently or continuing in office, his or her position with us, the year in which he or she first became a director, and certain biographical information as of April 13, 2021 is set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since
Lise J. Buyer	61	Lead Independent Director	March 2019
Kathryn E. Falberg	60	Director	August 2016
Thomas Falk	42	Director	May 2012
Jeff T. Green	44	President and Chief Executive Officer, Director	November 2009
Eric B. Paley	45	Director	March 2010
David B. Wells	49	Director	December 2015

Lise J. Buyer has served as a member of our board of directors since March 2019, and she was appointed as lead independent director in February 2021. Since 2006, Ms. Buyer has served as a partner of Class V Group LLC, a consulting firm she co-founded that advises companies on initial public offerings and other market strategies. From August 2005 to August 2006, she served as vice president of Tellme Networks, Inc., a private Internet telephone business. Between April 2003 and August 2005, Ms. Buyer served as the director of business optimization at Google. From September 2002 to March 2003, she served as a consultant and the director of research for Vista Research LLC, an independent equity research firm in New York, New York. From May 2000 to July 2002 she was a general partner at Technology Partners, a Palo Alto, California venture capital firm. Ms. Buyer was the director of internet/new media research at Credit Suisse First Boston from July 1998 to May 2000. Prior to that, she spent 6 years as vice president at T. Rowe Price Group, Inc. working predominantly on its Science and Technology Fund, and the preceding 9 years as an institutional equity investor and analyst of both the technology and media industries. Ms. Buyer served on the board of directors of publicly traded Greenfield Online Inc., an online survey company, from April 2004 until it was acquired by Microsoft Corporation. Ms. Buyer received a B.A. in Economics and Geology from Wellesley College and an M.B.A. from the Owen Graduate School of Management at Vanderbilt University.

We believe that Ms. Buyer is qualified to serve on our board of directors due to her extensive management experience, high-growth company background and strategic leadership track record.

Kathryn E. Falberg has served as a member of our board of directors since August 2016. Ms. Falberg served as executive vice president and chief financial officer of Jazz Pharmaceuticals, PLC, a biopharmaceutical company, from March 2012 to March 2014 after serving as senior vice president and chief financial officer since December 2009. From 2001 through 2009, Ms. Falberg worked with a number of smaller companies, including AdECN, Inc. (“AdECN”), while serving as a corporate director and audit committee chair for several companies. Ms. Falberg was with Amgen from 1995 through 2001, where she served as senior vice president, finance and strategy and chief financial officer and before that as vice president, controller and chief accounting officer, and vice president, treasurer. Ms. Falberg currently serves on the board of directors of publicly traded Arcus Biosciences, Inc., Nuvation Bio, Urogen Pharma Ltd. and Tricida, Inc., and previously served on a number of boards including publicly traded Aimmune Therapeutics, Inc., Axovant Sciences Ltd., BioMarin Pharmaceutical Inc, Medivation, Inc., Halozyme Therapeutics, Inc., and aTyr Pharma, Inc. Ms. Falberg received a B.A. in Economics and an M.B.A. from the University of California, Los Angeles and is a Certified Public Accountant (inactive).

We believe that Ms. Falberg is qualified to serve on our board of directors due to her extensive management experience, strategic leadership track record, and service on other boards of directors.

Thomas Falk has served as a member of our board of directors since May 2012. Since March 2007, he has been with eValue Group where he currently serves as chief executive officer. eValue Group consists of the publicly traded eValue Europe AG, the media investment bank Digital Capital Advisors and the investment fund Revel Partners. Mr. Falk serves on the board of directors of numerous private companies. Previously, after selling his company, Falk eSolutions, to DoubleClick Inc. (“DoubleClick”), Mr. Falk served as president EMEA of DoubleClick until it was acquired by Google LLC (“Google”) in 2008.

Mr. Falk’s term as a director and as a member of our audit committee will expire immediately prior to the Annual Meeting.

Jeff T. Green co-founded The Trade Desk and has served as our president and chief executive officer and as a member of our board of directors since November 2009. Prior to joining The Trade Desk, from May 2004 to October 2009, Mr. Green founded AdECN, the world’s first online advertising exchange, and served as its chief operating officer, where he led strategy, product and business development until it was acquired by Microsoft in 2007. At Microsoft Corporation, Mr. Green oversaw the AdECN exchange business, as well as all reseller and channel partner business. Mr. Green has also played a leadership role in the ad tech industry, having served on the Networks and Exchanges Quality Assurance Guidelines Committee for the Internet Advertising Bureau (“IAB”) from 2011 to 2012. At IAB, Mr. Green led working groups that established rules and best practices for acquiring inventory and set data transaction standards.

We believe that Mr. Green is qualified to serve on our board of directors due to his extensive management experience and sophisticated industry background.

Eric B. Paley has served as a member of our board of directors since March 2010. Since January 2009, he has served as a co-founder and managing partner at Founder Collective, a seed stage venture capital fund. Mr. Paley serves on the board of directors of numerous private companies. From October 2002 to December 2008, Mr. Paley served as the chief executive officer and a co-founder of Brontes Technologies, Inc., a company offering advanced dental imaging technology solutions, which was acquired by The 3M Company in October 2006. Mr. Paley received a B.A. in Government from Dartmouth College and an M.B.A. from Harvard Business School.

We believe that Mr. Paley is qualified to serve on our board of directors due to his extensive management experience, entrepreneurial background and strategic leadership track record.

David B. Wells has served as a member of our board of directors since December 2015. Mr. Wells served as the chief financial officer of Netflix, Inc. (“Netflix”), a media-services provider, for 8 years, retiring in early 2019 after nearly 15 years with the company and having served as vice president of financial planning and analysis prior to chief financial officer. Prior to Netflix, Mr. Wells served in progressive roles as a management consultant with Deloitte Consulting. Mr. Wells currently sits on the boards of directors of Hims & Hers Health, Inc., a public direct to consumer health care company, and Transferwise, a UK-based fintech company. Mr. Wells received a B.S. in Commerce and English from the University of Virginia and an M.B.A./M.P.P. Magna Cum Laude from the University of Chicago.

On February 4, 2021, in accordance with Article VI, Section E of our certificate of incorporation, our board of directors appointed Mr. Wells to serve as a representative of our Class A common stock.  For more information, see “Information About the Board of Directors and Corporate Governance—Class A Director.”

We believe that Mr. Wells is qualified to serve on our board of directors due to his extensive management experience, high-growth company background and strategic leadership track record.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

On the recommendation of our audit committee, our board of directors has appointed PwC, an independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2021 and attest to our internal control over financial reporting as of December 31, 2021. We are submitting this selection to our stockholders for ratification. Although we are not required to seek stockholder approval for this appointment, we believe it is sound corporate practice to do so. Representatives from PwC will be in attendance at the Annual Meeting to respond to any appropriate questions and will have the opportunity to make a statement, if they so desire.

In the vote on the ratification of the selection of PwC as our independent auditors, stockholders may:

•	Vote in favor of ratification;
•	Vote against ratification; or
•	Abstain from voting on ratification.

Vote Required for Approval

Assuming a quorum is present, the selection of PwC as our independent auditors will be ratified if the affirmative vote of a majority of the votes cast on the matter at the meeting is obtained (meaning the number of shares voted “FOR” the proposal must exceed the number of shares voted “AGAINST” the proposal). In the event that the stockholders do not ratify the selection of PwC, the appointment of the independent auditors will be reconsidered by the audit committee of the board of directors. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the vote for this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

Auditor Information

Set forth below are the fees for services rendered by PwC for the fiscal years ended December 31, 2020 and 2019:

Fee Category	2020	2019
Audit Fees(1)	$3,195,947	$3,311,404
Tax Fees(2)	610,544	1,592,208
All Other Fees(3)	2,770	92,700
Total	$3,809,261	$4,996,312

(1)

Audit Fees for 2020 and 2019 cover professional services rendered for the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q, audit of our internal control over financial reporting, and services normally provided by the accountant in connection with statutory and regulatory filings or engagements.

(2)	Tax Fees cover tax compliance, advice, and planning services and consisted primarily of review of consolidated federal income tax returns and foreign tax planning and advice.
(3)	All Other Fees are related to system implementation assessment and license fees for accounting research software.

Pre-Approval Policies and Procedures

The audit committee has adopted policies and procedures regarding pre-approval of permitted audit and non-audit services. Each year, and as needed at other times during the year, (1) the independent registered public accounting firm will submit to the audit committee for approval the terms, fees and conditions of our engagement of the independent registered public accounting firm to perform an integrated audit of our consolidated financial statements and to review our interim financial statements; and (2) management and the independent registered public accounting firm will submit to the audit committee for approval a written pre-approval request of additional audit and non-audit services to be performed for us during the year, including a budgeted range of fees for each category of service outlined in such request. The audit committee has designated the audit committee chair to have the authority to pre-approve interim requests for permissible services that were not contemplated in the engagement letter or in pre-approval requests. The audit committee chair may approve or reject any interim service requests and shall report any interim service pre-approvals at the next regular audit committee meeting. All services provided by PwC during the fiscal years ended December 31, 2020 and 2019 were pre-approved by the audit committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), except to the extent the Company specifically incorporates it by reference into such filing.

The audit committee of our board of directors is comprised of three members and acts under a written charter that has been approved by our board of directors. The members of the audit committee are independent directors, based upon standards set forth in applicable laws, rules, and regulations. The audit committee has reviewed and discussed the audited financial statements with management and has discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and the SEC.

The audit committee has also received the written disclosures and the letter from PwC required by the applicable requirements of the PCAOB regarding PwC’s communications with the audit committee concerning independence and has discussed with PwC its independence.

Management is responsible for our financial reporting process and the system of internal controls, including internal control over financial reporting, and procedures designed to promote compliance with accounting standards and applicable laws and regulations. PwC is responsible for the audit of the consolidated financial statements and our internal control over financial reporting in accordance with the standards of the PCAOB. The audit committee’s responsibility is to monitor and oversee these processes and procedures. The members of the audit committee are not professionally engaged in the practice of accounting or auditing and are not professionals in these fields. The audit committee relies, without independent verification, on the information provided by and on the representations made by management regarding the effectiveness of internal control over financial reporting, that the financial statements have been prepared with integrity and objectivity, and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The audit committee also relies on the opinion of PwC on the consolidated financial statements and internal controls over financial reporting.

The audit committee’s meetings facilitate communication among the members of the audit committee, management and PwC. The audit committee separately met with PwC, with and without management, to discuss the results of their examinations and their observations and recommendations regarding our internal controls. The audit committee also met separately with management.

Based on its discussions with management and PwC, and its review of the representations and information provided by management and PwC, the audit committee recommended to our board of directors that our audited financial statements for the fiscal year ended December 31, 2020 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

By order of the audit committee of the board of directors of The Trade Desk,

AUDIT COMMITTEE

David B. Wells (Chairperson)

Lise J. Buyer

Thomas Falk

INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Leadership Structure of the Board of Directors

Our board of directors recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide effective oversight of management. Our bylaws and corporate governance guidelines provide our board of directors with flexibility to combine or separate the positions of chairman of the board of directors and chief executive officer.

Our board of directors currently believes that our existing leadership structure, under which our chief executive officer, Mr. Green, serves as chairman of our board of directors is effective. Mr. Green’s knowledge of the issues, opportunities and risks facing us, our business and our industry renders him best positioned among our directors to fulfill the chairman’s responsibility to develop agendas that focus the time and attention of our board of directors on the most critical matters.

Our board of directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

In accordance with our bylaws, the independent directors elected Lise J. Buyer to serve as lead independent director. As lead independent director, Ms. Buyer will preside at all meetings of the board of directors at which the chairman of the board of directors is not present, including executive sessions, and performs such additional responsibilities as set forth in our corporate governance guidelines.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with our board of directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure and our audit committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related-persons transactions. Our nominating and governance committee monitors the effectiveness of our corporate governance guidelines. Our compensation committee assesses and monitors whether any of our compensation programs, policies and practices have the potential to encourage excessive or inappropriate risk-taking.

Board Meetings

Our board of directors held a total of eight meetings during 2020. Each director attended at least 75% of the total number of board of directors and committee meetings that were held during the time he or she was a director in 2020.

Board Committees

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee:

•	appoints our independent registered public accounting firm;
•	evaluates the independent registered public accounting firm’s qualifications, independence and performance;
•	determines the engagement of the independent registered public accounting firm;
•	reviews and approves the scope of the annual audit and the audit fee;
•	discusses with management and the independent registered public accounting firm the results of the annual integrated audit and the review of our quarterly financial statements;
•	approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;
•	monitors the rotation of partners of the independent registered public accounting firm on our engagement team in accordance with requirements established by the SEC;
•

is responsible for reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	reviews the adequacy of internal financial controls with management and our independent registered public accounting firm;
•	reviews our critical accounting policies and estimates; and
•	reviews the audit committee charter and the committee’s performance at least annually.

The members of our audit committee are Messrs. Wells (chairperson) and Falk, and Ms. Buyer. During 2020, Ms. Falberg also served on our audit committee until May 26, 2020. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and The NASDAQ Stock Market LLC (“NASDAQ”). Our board of directors has determined that Mr. Wells is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of NASDAQ. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. Our board of directors has determined that each of Messrs. Wells and Falk, and Mses. Falberg and Buyer, are independent under the heightened audit committee independence standards of the SEC and NASDAQ. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. A copy of the charter of our audit committee is available on our website at http://investors.thetradedesk.com/.

During 2020, our audit committee met four times in person or by telephone.

Compensation Committee

Our compensation committee reviews and recommends policies relating to compensation and benefits of our executive officers and employees. Among other matters, our compensation committee:

•	reviews and recommends to our board of directors corporate goals and objectives relevant to the compensation of our chief executive officer and other executive officers;
•	evaluates the performance of our executive officers in light of those goals and objectives, and approves the compensation of these executive officers based on such evaluations;
•	reviews and approves or recommends to our board of directors the grant of stock options and other awards under our stock plans;

•	reviews and recommends to our board of directors the compensation of our non-employee directors; and
•	reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance by our compensation committee with its charter.

In fulfilling its responsibilities, our compensation committee has the authority to delegate any or all of its responsibilities to a subcommittee of the compensation committee. Our compensation committee also has the authority to authorize one of our officers to grant rights or options to officers (other than executive officers) and employees, in a manner that is in accordance with applicable law, which it has previously authorized our chief executive officer and chief financial officer to do for certain employee equity awards.

The members of our compensation committee are Ms. Falberg (chairperson), and Messrs. Rajaram and Wells. Each of the members of our compensation committee is independent under the applicable rules and regulations of NASDAQ, is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. Our compensation committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. A copy of the charter of our compensation committee is available on our website at http://investors.thetradedesk.com/.

During 2020, our compensation committee met six times in person or by telephone.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our board of directors concerning governance matters.

The members of our nominating and corporate governance committee are Mses. Buyer (chairperson) and Falberg, and Messrs. Paley and Rajaram. Ms. Falberg served as chairperson of our nominating and corporate governance committee until May 26, 2020. Each of the members of our nominating and corporate governance committee is an independent director under the applicable rules and regulations of NASDAQ. The nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. A copy of the charter of our nominating and corporate governance committee is available on our website at http://investors.thetradedesk.com/.

During 2020, our nominating and corporate governance committee met two times in person or by telephone.

Compensation Committee Interlocks and Insider Participation

During 2020, Ms. Falberg, and Messrs. Rajaram and Wells all served as members of our compensation committee. None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our board of directors or compensation committee.

Identifying and Evaluating Director Nominees

Our nominating and corporate governance committee is responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

•	personal and professional integrity;

•	ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in the industries in which we compete;

•	experience as a board member or executive officer of another publicly held company;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

•	conflicts of interest; and

•	practical and mature business judgment.

Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders' best interests. Our board of directors evaluates each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. Although the nominating and corporate governance committee may consider whether nominees assist in achieving a mix of board members that represents a diversity of background and experience, which is not only limited to race, gender or national origin, we have no formal policy regarding board diversity.

Class A Director

Article VI, Section E of our certificate of incorporation provides that beginning on the date we publicly announce the class of the first director to serve in a Class A Director Seat (as defined below) and ending on the final conversion of our Class B common stock, the holders of our Class A common stock, voting as a single class, will have the right to elect one director if the total number of directors is eight or fewer or two directors if the total number of directors is nine or greater, with our board of directors determining the initial class into which each such director will be elected. Any seat filled by any director contemplated by this provision of the certificate of incorporation is referred to as a “Class A Director Seat.” On February 4, 2021, our board of directors appointed Mr. Wells to the Class A Director Seat and publicly announced the appointment. Mr. Wells is a Class III director.

Stockholder Recommendations and Nominations to the Board of Directors

Stockholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual's name and qualifications to our Chief Legal Officer c/o The Trade Desk, Inc., 42 N. Chestnut St., Ventura, CA 93001, who will forward all recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at www.thetradedesk.com. Any amendments to the code of business conduct and ethics, or any waivers of its requirements, will be disclosed on our website. The reference to our web address does not constitute incorporation by reference of the information contained at, or available through, our website.

Stockholder Communications with the Board of Directors

Stockholders and other parties interested in communicating directly with the board of directors may do so by writing to: Board of Directors, c/o The Trade Desk, Inc., 42 N. Chestnut St., Ventura, CA 93001. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our audit committee and handled in accordance with applicable procedures established by the audit committee.

Independence of the Board of Directors

Our board of directors currently consists of eight members, and will consist of seven directors at the time of our Annual Meeting. Our board of directors has determined that all of our directors, other than Mr. Green, our chief executive officer, and Mr. Pickles, our chief technology officer, qualify as “independent” directors in accordance with the NASDAQ listing requirements. In addition, as required by NASDAQ rules, our board of directors has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

Director Stock Ownership

The Board believes that all directors should maintain a meaningful personal financial stake in the Company to align their long-term interests with those of our stockholders. We maintain stock ownership guidelines that apply to our executive officers and non-employee directors. Under the guidelines, non-employee directors are to attain and maintain a minimum share ownership level equal to at least three times the value of their annual cash retainer, i.e., $135,000, within the later of five years of becoming a director or December 31, 2023.

Director Attendance at Annual Meetings of Stockholders

Directors are encouraged, but not required, to attend our annual meetings of stockholders. All eight of our directors then serving on the board of directors attended the 2020 Annual Meeting of Stockholders.

Whistleblower Procedures

In accordance with the Sarbanes-Oxley Act of 2002, we have established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission of concerns regarding accounting or auditing matters. If an individual has a concern regarding questionable accounting, internal accounting controls or auditing matters, or the reporting of fraudulent financial information, such individual may report his or her concern by sending a letter (which may be anonymous at the discretion of the reporting person), to us at our principal executive offices to the attention of the chief legal officer and to the chair of the audit committee. Individual employees may also report their concerns by telephone or online (which may be anonymous at the discretion of the reporting person) by using our ethics reporting system accessible through our website. Such complaints received by telephone or via online reporting system, are promptly sent to the chief legal officer and to the chair of the audit committee.

Limitation on Liability and Indemnification Matters

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation and bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers and management as of April 13, 2021:

Name	Age	Position(s)
Jeff T. Green	44	President and Chief Executive Officer, Director
Blake J. Grayson	47	Chief Financial Officer
David R. Pickles	43	Chief Technology Officer, Director
Michelle E. Hulst	47	Chief Operating Officer
Susan M. Vobejda	55	Chief Marketing Officer*
Jay R. Grant	54	Chief Legal Officer

* We have announced that Susan Vobejda, our Chief Marketing Officer, intends to step down from her current position in June 2021.

Jeff T. Green. See Proposal One: Election of Directors for Mr. Green’s biographical information.

Blake J. Grayson has served as our chief financial officer since December 2019. Prior to joining The Trade Desk, Mr. Grayson was at Amazon.com, Inc. (“Amazon”) since 2009, where he served in a number of positions. Most recently Mr. Grayson was vice president, finance, for the International Consumer business, serving since April 2018 as the head of finance for businesses in the UK, Germany, France, Italy, Spain, Turkey, India, Japan, China, Australia, Brazil, the Middle East, and Singapore, as well as worldwide finance teams for Automated Marketing, Kindle Content/Books and Global Payments. Prior to that, Mr. Grayson was vice president, finance for Amazon Marketplace between April 2015 and April 2018 and finance director, North America retail (Consumables, Amazon Fresh, and Global Payments) from March 2013 to April 2015. Prior to his employment with Amazon, from June 2003 to February 2009, Mr. Grayson worked for Washington Mutual/JP Morgan Chase leading payments finance and financial planning and analysis functions, and previously worked in the wireless and financial services industries. Mr. Grayson received a B.A. in Business Administration (Phi Beta Kappa) from the University of Washington and an M.B.A. (with honors) from the University of Southern California.

David R. Pickles See Proposal One: Election of Directors for Mr. Pickles’s biographical information.

Michelle E. Hulst has served as our chief operating officer since January 2021. Prior to this role, Ms. Hulst served as our executive vice president, global data and strategy since July 2020. Prior to joining the Company, Ms. Hulst was group vice president, marketing and strategic partnerships at Oracle Data Cloud, a global business unit within Oracle, from September 2017 to July 2020, after serving as vice president, strategic partnerships and business development from April 2015 to September 2017. Prior to it being acquired by Oracle, Ms. Hulst worked at Datalogix from March 2006 to April 2015, where she was senior vice president, strategic partnerships and business development. Ms. Hulst previously worked at Entertainment Publications, an operating business of IAC/InterActiveCorp, from May 2005 to March 2006. Ms. Hulst has served as a member of the board of directors of the Bank of Hawaii since July 2019. Ms. Hulst received a B.A. in Organizational Psychology from the University of Michigan and an M.B.A. from the Kellogg School of Management at Northwestern University.

Susan M. Vobejda has served as our chief marketing officer since November 2017. Prior to joining The Trade Desk, Ms. Vobejda held marketing and business executive roles at leading technology, media and retail companies. Most recently, Ms. Vobejda served as executive vice president and chief marketing officer of Tory Burch LLC. Prior to this role, Ms. Vobejda was the founding executive and general manager of Bloomberg’s Media Distribution division. Before joining Bloomberg in 2009, Ms. Vobejda held marketing leadership roles at Yahoo! Inc., Gap Inc., and Walmart.com. She began her career at Leo Burnett Worldwide, Inc. and Bankers Trust Company. Ms. Vobejda serves on the boards of directors of MyEyeDr. LLC and the Lulu and Leo Fund. Ms. Vobejda was formerly a member of the board of directors of Cision Ltd until January 2020. Ms. Vobejda received a B.A. in Economics from Carleton College and an M.B.A. from Harvard Business School.

Jay R. Grant has served as our chief legal officer and secretary since October 2020. Prior to joining The Trade Desk, Mr. Grant developed extensive experience with media and digital enterprises at Univision Communications Inc. (“UCI”), a company with more than two dozen broadcasting networks, cable networks, digital and mobile properties and more than 120 television and radio stations. Most recently, from February 2019 to October 2020, Mr. Grant served as executive vice president and general counsel of UCI’s Digital and News divisions, and, from May 2016 to January 2019, he served as executive vice president and general counsel of UCI’s Fusion Media Group. Mr. Grant started his career in private practice at the law firm Manatt, Phelps & Phillips.  He received a B.A. in Government from Harvard University, an M.B.A. from New York University Stern School of Business and a J.D. from the University of California, Berkeley, School of Law.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the compensation program for our Named Executive Officers (“NEOs”). During 2020, these individuals were:

•	Jeff T. Green, our Chief Executive Officer (“CEO”);
•	Blake J. Grayson, our Chief Financial Officer;
•	David R. Pickles, our Chief Technology Officer;
•	Susan M. Vobejda, our Chief Marketing Officer;
•	Jay R. Grant, our Chief Legal Officer (“CLO”); and
•	Brian J. Stempeck, our Former Chief Strategy Officer.

On October 5, 2020, Mr. Grant joined us as CLO. Mr. Stempeck stepped down as Chief Strategy Officer on September 1, 2020 and continued to work as a regular, non-executive employee through February 5, 2021.

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2020. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why our compensation committee of our board of directors arrived at the specific compensation decisions for our executive officers, including our NEOs, for 2020, including the key factors that the compensation committee considered in determining their compensation.

Executive Summary

Who We Are

We are a technology company that empowers buyers of advertising. Through our self-service, cloud-based platform, ad buyers can create, manage, and optimize more expressive data-driven digital advertising campaigns across ad formats, including display, video, audio, native and social, on a multitude of devices, such as computers, mobile devices, and connected TV (CTV). Our platform’s integrations with major data, inventory, and publisher partners provides ad buyers reach and decisioning capabilities, and our enterprise APIs enable our clients to develop on top of the platform.

2020 Business Highlights

During 2020, we continued to demonstrate our success in the marketplace as an independent platform buying media at scale, objectively, across digital channels and devices. We recorded advances across all channels in our business, including mobile, audio and CTV which contributed to strong revenue growth and adjusted earnings before interest, taxes, stock-based compensation, depreciation, and amortization (“Adjusted EBITDA”). Adjusted EBITDA is a financial measure not presented in accordance with generally accepted accounting principles (“GAAP”). For an explanation of our management’s use of this measure and a reconciliation of net income to Adjusted EBITDA, see Appendix A to this proxy statement. Our key business highlights for 2020 were as follows:

•	Revenue: Our total revenue grew to $836.0 million, up 26% compared with revenue of $661.1 million in 2019.
•	Net Income: Our net income grew to $242.3 million, up 124% compared with net income of $108.3 million in 2019.
•	Adjusted EBITDA: Our Adjusted EBITDA grew to $283.7 million, up 34% compared with Adjusted EBITDA of $213.9 million in 2019.
•	Continued Share Gain: Our gross spend on the platform was $4.2 billion, a 34% increase from 2019.

•

Continued Omnichannel Growth: Omnichannel solutions remain a strategic focus for us as the industry continues shifting toward transparency and programmatic buying. From the channel perspective, CTV led our growth and Audio, Mobile, Mobile Video and Native grew in the double-digits on a year-over-year basis.

•	Strong Customer Retention: We ended 2020 with approximately 875 active customers and customer retention remained over 95% during the fourth quarter, as it has for the previous 24 fiscal quarters.

2020 Executive Compensation Highlights

Based on our overall operating environment and these results, the compensation committee took the following key actions with respect to the compensation of our NEOs for and during 2020:

•	Base Salary: Approved annual base salary increases for each of our NEOs, including a base salary increase to $900,000 for our CEO.

•

Annual Cash Incentive Awards: Approved annual cash incentive awards of $2,095,294 for our CEO, and $1,047,647 for each of our other NEOs (excluding Mr. Grant, who joined us on October 5, 2020 and earned a pro-rated annual cash incentive award of $338,902).

•

Long-Term Incentive Compensation: Granted long-term incentive compensation opportunities in the form of time-based restricted stock awards covering our Class A common stock and options to purchase shares of Class A common stock, with an aggregate grant date fair value of approximately $12.9 million to our CEO, and approximately $3.2 million to each of our other NEOs.

Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The compensation committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:

WHAT WE DO	WHAT WE DON’T DO

  ☑   Maintain an Independent Compensation Committee. The compensation committee consists solely of independent directors.

  ☑   Retain an Independent Compensation Advisor. The compensation committee engaged its own compensation advisor to provide information and analysis with its 2020 compensation review, and other advice on executive compensation independent of management. This consultant performed no consulting or other services for us in 2020.

  ☑   Annual Executive Compensation Review. The compensation committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

  ☑  Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on our performance, as well as equity based, to align the interests of our executive officers and stockholders.

  ☑  Use a Pay-for-Performance Philosophy. The majority of our executive officers’ compensation is linked to corporate performance; we also structure their target total direct compensation opportunities with a significant long-term equity component, thereby making a substantial portion of each executive officer’s target total direct compensation dependent upon our stock price performance.

  ☑  Stock Ownership Guidelines. We maintain stock ownership guidelines that apply to our executive officers and non-employee members of our Board of Directors.

  ☑  Succession Planning. We review the risks associated with our key executive officer positions to ensure adequate succession plans are in place.

  ☒  No Executive Retirement Plans. We do not offer pension arrangements or retirement plans or arrangements to our executive officers that are different from or in addition to those offered to our other employees.

  ☒  Limited Perquisites. We provide limited perquisites or other personal benefits to our executive officers.

  ☒  No Special Welfare or Health Benefits. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

  ☒  No Post-Employment Tax Payment Reimbursement. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change in control payments or benefits.

  ☒   No Hedging or Pledging of Our Equity Securities. We prohibit our executive officers, the members of our Board of Directors and other employees from hedging or pledging our equity securities.

  ☒  No Stock Option Re-pricing. Our employee stock plan does not permit stock options or stock appreciation rights to be repriced to a lower exercise or strike price without the approval of our stockholders.

Prior Say-on-Pay Vote on Executive Compensation

In setting the form and amount of compensation for our NEOs, the compensation committee also considered the voting results from our most recent non-binding stockholder advisory vote on the compensation of our NEOs (a “Say-on-Pay vote”) as well as feedback received from stockholders throughout the year. Stockholder support for our fiscal 2019 executive compensation program was strong (approximately 96% support at our 2019 Annual Meeting of Stockholders) and did not lead us to make any fundamental changes to our executive compensation program. We will be conducting our next Say-on-Pay vote on the compensation of our NEOs at the 2022 Annual Meeting of Stockholders. The compensation committee will continue to consider stockholder feedback and the results of Say-on-Pay votes when making compensation decisions for our NEOs in the future.

Executive Compensation Philosophy

Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

•	establish compensation opportunities that are competitive, reward performance and maintain internal equity;
•	attract, motivate and retain highly-talented executive officers; and
•	align the interests of our executive officers with the interests of our stockholders to drive the creation of sustainable long-term value.

Executive Compensation Program Design

Our current practice is to combine a mixture of compensation elements that balance achievement of our short-term goals with the creation of sustainable long-term value. We provide short-term annual cash incentive award opportunities which focus on our yearly operating results, and we provide long-term incentive compensation opportunities in the form of equity awards. We do not have a specific policy on the percentage allocation between short-term and long-term compensation elements.

We also believe that the compensation of our CEO should be primarily influenced by our overall financial performance. The compensation committee endeavors to set the compensation of our CEO within a range of compensation provided to similarly-situated chief executive officers of the companies in our compensation peer group, as adjusted by its consideration of the particular factors influencing our performance.

Executive Compensation Governance

Role of the Compensation Committee

The compensation committee reviews and sets the compensation of our executive officers, including the NEOs, and reviews and makes recommendations to our board of directors regarding the compensation of our non-employee directors. The compensation committee also reviews and approves or makes recommendations to our board of directors regarding our incentive compensation and equity-based plans and arrangements, including overseeing and evaluating the compensation plans, policies and practices applicable to our CEO and our other executive officers. The compensation committee retains a compensation consultant (described below) to provide support in its review and assessment of our executive compensation program.

Compensation-Setting Process

The compensation committee reviews the compensation arrangements and determines the target total direct compensation opportunity for our executive officers, including our NEOs. An annual cash incentive award plan for the upcoming fiscal year is adopted prior to the beginning of each year, typically in December. Equity awards are typically granted annually. In 2020, equity awards were granted to our executive officers in May. Base salary adjustments are generally effective at the beginning of January of each year.

The compensation committee does not use a single method or measure in arriving at its compensation decisions. When making its determinations with respect to the amount of each compensation element and approving each compensation element and the target total direct compensation opportunity for our executive officers, the compensation committee considers the following factors:

•	our performance against the financial and operational objectives established by the compensation committee and our board of directors;
•	each individual executive officer’s skills, experience and qualifications relative to other similarly-situated executives at the companies in our compensation peer group;

•	the scope of each executive officer’s role compared to other similarly-situated executives at the companies in our compensation peer group;
•

the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function and work as part of a team, all of which reflect our core values;

•	annual compensation parity among our executive officers;
•	our financial performance relative to our peers;
•	the compensation practices of our compensation peer group and the positioning of each executive officer’s compensation relative to peer company compensation levels; and
•	the recommendations provided by our CEO with respect to the compensation of our other executive officers.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable.

Role of Chief Executive Officer

In discharging its responsibilities, the compensation committee works with members of our management, including our CEO. Our management assists the compensation committee by providing information on corporate and individual performance, market compensation data and management’s perspective on compensation matters. The compensation committee solicits and reviews our CEO’s recommendations and proposals with respect to adjustments to annual cash compensation, long-term incentive compensation opportunities, program structures and other compensation-related matters for our executive officers (other than with respect to his own compensation).

The compensation committee reviews and discusses these recommendations and proposals with our CEO and considers them as one factor in determining the compensation for our executive officers, including our other NEOs. Our CEO recuses himself from, and is not present during, discussions and decisions regarding his own compensation.

Role of Compensation Consultant

The compensation committee engages an external compensation consultant to assist it by providing information, analysis and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. For 2020, the compensation committee engaged Compensia, Inc., a national compensation consulting firm (“Compensia”), as its compensation consultant to advise on executive compensation matters, including competitive market pay practices for senior executives, and with the data analysis and selection of the compensation peer group. For 2020, the scope of Compensia’s engagement included, among other things:

•	a review of our compensation philosophy and practices;
•	the research, development, review, and updating of our compensation peer group;
•	the review and analysis of the compensation for our executive officers, including our CEO and our other NEOs;
•	the review of incentive compensation plan design;
•	the review and analysis of the compensation for our non-employee directors; and
•	support on other ad hoc matters throughout the year.

The terms of Compensia’s engagement include reporting directly to the compensation committee and to the compensation committee chair. Compensia also coordinates with our management for data collection and job matching for our executive officers. The compensation committee has evaluated Compensia’s independence pursuant to the listing standards of the NASDAQ and the relevant SEC rules and has determined that no conflict of interest has arisen as a result of the work performed by Compensia.  In addition, the compensation committee evaluated the independence of its other outside advisors to the compensation committee, including outside legal counsel, considering the same independence factors and concluded their work for the Compensation Committee does not raise any conflicts of interest.

Competitive Positioning

For purposes of comparing our executive compensation against the competitive market, the compensation committee reviews and considers the compensation levels and practices of a group of peer companies. This compensation peer group consists of advertising technology, software as a service and other technology companies that are similar to us in terms of revenue, profitability, growth, and market capitalization.

In October 2019, with the assistance of Compensia, the compensation committee reviewed and updated our compensation peer group to reflect our increasing market capitalization and revenue size, and account for acquisitions of peer companies. The companies in this compensation peer group were selected on the basis of their similarity to us, based on the following criteria:

•	publicly-traded companies headquartered in the United States;

•	similar industry and competitive market for talent (advertising, software, Internet software and services, IT consulting and services, research and consulting services);

•	similar revenue size – within a range of ~0.33x to ~3.0x our last four quarters’ revenue (approximately $170 million to approximately $1.7 billion);

•	similar market capitalization – within a range of ~0.25x to ~4.0x our market capitalization (approximately $2.8 billion to approximately $45 billion);

•	product and business model similarity;

•	high growth (greater than 20% growth over the last four fiscal quarters); and

•	Adjusted EBITDA margin of greater than 15%.

As a result, the compensation committee approved a revised compensation peer group for 2020 consisting of the following companies:

Alteryx	Okta
Cornerstone OnDemand	Paycom Software
DocuSign	Paylocity Holding
Dropbox	RealPage
Fair Isaac	RingCentral
GrubHub	Roku
Guidewire Software	Shopify
HubSpot	Snap
J2 Global	Splunk
LiveRamp Holdings (formerly Acxiom)	Twilio
LogMeIn	Zendesk
New Relic

The compensation committee uses data drawn from our compensation peer group to evaluate the competitive market when determining the total direct compensation packages for our executive officers, including base salary, target annual cash incentives and long-term incentive compensation.

Individual Compensation Elements

In 2020, the principal elements of our executive compensation program, and the purposes for each element, were as follows:

Element	Compensation Element	Objective
Base Salary	Cash	Designed to attract and retain highly talented executives by providing fixed compensation amounts that are competitive in the market and reward performance
Annual Cash Incentive Awards	Cash	Designed to motivate our executives to achieve annual business objectives and provide financial incentives when we meet or exceed these annual objectives
Long-Term Incentive Compensation	Equity awards in the form of restricted stock awards of our Class A common stock and options to purchase shares of Class A common stock	Designed to align the interests of our executives and our stockholders by motivating our executives to create sustainable long-term stockholder value

Base Salary

Base salary represents the fixed portion of the compensation of our executive officers, including our NEOs, and is an important element of compensation intended to attract and retain highly-talented individuals.

Using the competitive market data provided by Compensia, the compensation committee reviews and determines appropriate adjustments to the base salaries for each of our executive officers, including our NEOs, as part of its annual executive compensation review. Generally, the compensation committee sets the base salaries of our executive officers with reference to the competitive range of the market median of our compensation peer group and applicable executive compensation survey data, and considers the factors described in “—Executive Compensation Governance–Compensation-Setting Process” above.

In October and December 2019, the compensation committee approved the 2020 base salaries for our executive officers, including our NEOs, as follows: $900,000 for Mr. Green and $500,000 for each of Messrs. Grayson, Pickles and Stempeck, and Ms. Vobejda. In making these decisions, the compensation committee considered the factors described in “—Executive Compensation Governance–Compensation-Setting Process” above and reviewed data drawn from the compensation peer group as approved in October 2019 and applicable executive compensation survey data. The actual base salaries paid to our NEOs in 2020 are set forth in “Information Regarding Compensation of Executive Officers and Directors—2020 Summary Compensation Table.” The 2020 base salaries for our NEOs were increased relative to their 2019 base salaries as follows:

Name and Principal Position	2019 Base Salary ($)	2020 Base Salary ($)
Jeff T. Green	850,000	900,000
Chief Executive Officer
Blake Grayson	475,000	500,000
Chief Financial Officer
David R. Pickles	475,000	500,000
Chief Technology Officer
Susan M. Vobejda	475,000	500,000
Chief Marketing Officer
Brian J. Stempeck	475,000	500,000
Former Chief Strategy Officer

The compensation committee set the base salary for Mr. Grant at $500,000 upon his appointment to CLO on October 5, 2020. In addition to the factors described in “—Executive Compensation Governance–Compensation-Setting Process” above, the compensation committee’s determination of Mr. Grant’s base salary also involved considering applicable executive compensation survey data and an arms-length negotiation of the offer letter related to his employment.

Effective as of January 1, 2021, the base salary for Mr. Green was increased to $965,000, and the base salaries for each of Messrs. Grayson, Pickles and Grant, and Ms. Vobejda was increased to $535,000.

Annual Cash Incentive Awards

We use an annual cash incentive plan to motivate our executive officers, including our NEOs, to achieve our key annual business objectives. In October 2019, the compensation committee adopted a cash incentive plan for 2020 (the “2020 Cash Incentive Plan”) to provide financial incentives for us to meet or exceed the revenue targets established under our 2020 annual operating plan.

Target Annual Cash Incentive Award Opportunities

The target annual cash incentive award opportunities for our executive officers, including our NEOs, were recommended to the compensation committee by our CEO (except with respect to his own target annual cash incentive award opportunity), and approved by the compensation committee. The determination of target annual cash incentive award opportunities was based on the factors described in “—Executive Compensation Governance—Compensation-Setting Process” above and a review of data drawn from the compensation peer group as approved in October 2019 and applicable executive compensation survey data.

In February 2020, the compensation committee approved the target annual cash incentive award opportunities for 2020 for our executive officers, including our NEOs other than Mr. Green, whose target annual cash incentive award opportunity was approved in December 2019. As a percentage of base salary, the target annual cash incentive award opportunities were as follows: 111.11% for Mr. Green and 100% for Messrs. Grayson, Pickles and Stempeck, and Ms. Vobejda. Upon joining us in October 2020, Mr. Grant’s target cash incentive award opportunity was set at 100% of base salary, in parity with our other executive officers, and was pro-rated based on his first day of employment.

Performance Measure

For purposes of the 2020 Cash Incentive Plan, the compensation committee, upon the recommendation of our CEO, selected revenue as the corporate performance measure for determining the annual cash incentive awards for our executive officers, including our NEOs, for the year. The compensation committee selected this performance measure based on its belief that revenue is the financial metric that was most important to our stockholders in 2020.

Cash Incentive Plan Formula

For purposes of the 2020 Cash Incentive Plan, target bonus payments were determined based on a bonus factor applied against our revenue.

The bonus factor for our CEO was originally set at 0.005% of revenue if our revenue for the year was at least $731 million. The bonus factor increased with each incremental $10.0 million in revenue between $731 million and $909.5 million, at which point the bonus factor was set at 0.264% of final revenue. Our target performance level for 2020 was $850 million of revenue, with a bonus factor of 0.118%, which would result in a target bonus payment of $1,000,000 for our CEO (i.e., 111.11% of base salary for Mr. Green). The bonus factor for each of our other NEOs was set at 0.003% of revenue if our revenue for the year was at least $731 million. The bonus factor increased with each incremental $10.0 million in revenue between $731 million and $909.5 million, at which point the bonus factor was set at 0.132% of final revenue. Our target performance level for 2020 was $850 million of revenue, with a bonus factor of 0.059%, which would result in a target bonus payment of $500,000 per NEO (i.e., 100% of base salary for Messrs. Grayson, Pickles, Grant and Stempeck, and Ms. Vobejda). Mr. Grant’s target bonus payment is prorated based on his start date of October 5, 2020.

July Revisions to Cash Incentive Plan Formula

In connection with the economic volatility and uncertain business outlook caused by the COVID-19 pandemic, the compensation committee, in consultation with its compensation consultant, determined in July 2020 to use its discretion to reduce the target goals, revise the payout curve, and implement a cap whereby no more than 40% of the target annual cash incentive award opportunity could be paid for third quarter performance. Any payout earned above the 40% cap would be included with the fourth quarter payout. These changes were implemented in order to incentivize our executive officers to beat external consensus estimates of our revenue performance. The bonus factor for our CEO was set at 0.0040% of revenue if our revenue for the year was at least $499 million. The bonus factor increased with each incremental $7 million in revenue between $499 million and $758 million, at which point the bonus factor was set at 0.2506% of final revenue. Our target performance level for 2020 was $695 million of revenue, with a bonus factor of 0.1439%, which would result in a target bonus payment of $1,000,000 for our CEO (i.e., 111.11% of base salary for Mr. Green). The bonus factor for each of our other NEOs was set at 0.0020% of revenue if our revenue for the year was at least $499 million. The bonus factor increased with each incremental $7 million in revenue between $499 million and $758 million, at which point the bonus factor was set at 0.1253% of final revenue. Our target performance level for 2020 was $695 million of revenue, with a bonus factor of 0.0719%, which would result in a target bonus payment of $500,000 per NEO (i.e., 100% of base salary for Messrs. Grayson, Pickles, Grant and Stempeck, and Ms. Vobejda). Mr. Grant’s target bonus payment was pro-rated based on his employment commencement date of October 5, 2020.

Any earned annual cash incentive awards were paid in quarterly installments during 2020, subject to the NEO remaining continuously employed by us through the end of the applicable calendar quarter. The quarterly installments were calculated based on our run rate, adjusted for seasonality, and our then-current forecast of 2020 annual revenue.

Annual Cash Incentive Award Payouts

The actual cash incentive awards earned by our NEOs under the 2020 Cash Incentive Plan were $2,095,294 for Mr. Green and $1,047,647 for our other NEOs, based on $836 million of revenue and a bonus factor of 0.2506 and 0.1253 for Mr. Green and the other NEOs, respectively. Mr. Grant earned a pro-rated cash incentive award of $338,902 in 2020 based on his employment commencement date of October 5, 2020. The annual cash incentive award payments made to our NEOs for 2020 are set forth in “Information Regarding Compensation of Executive Officers and Directors—2020 Summary Compensation Table.”

Long-Term Incentive Compensation

We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our executive officers, including our NEOs, to create value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market.

Long-term incentive compensation opportunities in the form of equity awards are granted by the compensation committee. The amount and forms of such equity awards are determined by the compensation committee after considering the factors described in this section under the heading “—Executive Compensation Governance— Compensation-Setting Process” above and reviewing data drawn from the compensation peer group, as revised in October 2019. Equity awards are granted to align management interests with that of stockholders, as management is only rewarded when there is an increase in stockholder value. Multi-year-vesting is used for such grants for retention purposes and to foster long-term alignment with stockholder interests. The amounts of the equity awards are also intended to provide competitively-sized awards and resulting target total direct compensation opportunities at the 75th percentile relative to our compensation peer group for similar roles and positions for our executive officers as a group, taking into consideration business results, internal equity, experience and individual performance. As noted above, the base salary and annual cash incentive award amounts for 2020 were established using the peer group approved in October 2019.

2020 Equity Awards

In May 2020, the compensation committee determined that the equity awards to be granted to our executive officers should be in the form of time-based restricted stock awards for shares of our Class A common stock (“RSAs”) and options to purchase shares of our Class A common stock (“Stock Options”). The value of each form of equity award was to be equally weighted.

The compensation committee approved a target equity amount of $10 million for Mr. Green and $2.5 million for Messrs. Grayson, Pickles and Stempeck, and Ms. Vobejda split evenly between RSAs and Stock Options. The quantity of equity awards granted was based on the average closing stock price for a share of our Class A common stock for forty-five (45) consecutive trading days ending on, and including, the grant date. Based on this methodology, the following equity awards were granted for our NEOs in 2020: For Mr. Green, options to purchase 38,911 shares of our Class A common stock and 21,535 shares of restricted Class A common stock, with an aggregate grant date value of $12,921,345; and for each of our other NEOs (Messrs. Grayson, Pickles and Stempeck, and Ms. Vobejda), options to purchase 9,712 shares of our Class A common stock and 5,383 shares of restricted Class A common stock, with an aggregate grant date fair value of $3,230,060.

For Mr. Grant, in October 2020 and in connection with his commencement of employment with us, the compensation committee approved options to purchase 4,920 shares of our Class A common stock and 2,648 shares of restricted Class A common stock pursuant to the 2020 annual grant of equity awards, with an aggregate grant date value of $3,177,412, which awards were intended to be in parity with our other executive officers (with the difference in amounts due to changes to the value of our common stock prior to his later date of grant).

The RSAs vest in equal quarterly installments over a four-year period, with 1/16th vesting on each quarterly anniversary of the date of grant, contingent upon the NEO remaining continuously employed by us through each applicable vesting date; provided, Mr. Grant’s RSAs vest one-fourth (1/4th) of the shares subject thereto on November 15, 2021, and the remainder of the shares subject thereto vesting ratably over twelve (12) quarters on each quarterly anniversary thereafter, subject to the applicable NEO’s continued employment through the applicable vesting date.

The stock options vest and become exercisable over a four-year period, with 1/48th vesting on each monthly anniversary of the applicable vesting commencement date, contingent upon the NEO remaining continuously employed by us through each applicable vesting date; provided, Mr. Grant’s stock option vests and becomes exercisable over a four-year period, with 1/4th vesting on the first anniversary of the vesting commencement date and 1/48th vesting on each monthly anniversary thereafter, contingent upon Mr. Grant remaining continuously employed by us through each applicable vesting date. The stock options granted to our NEOs are intended to qualify as “incentive stock options” to the maximum extent permitted under the applicable tax regulations.

These equity awards were granted pursuant to the terms and conditions of The Trade Desk, Inc. 2016 Incentive Award Plan.

The equity awards granted to our NEOs in 2020 are set forth in “Information Regarding Compensation of Executive Officers and Directors—2020 Summary Compensation Table,” and “Information Regarding Compensation of Executive Officers and Directors—2020 Grants of Plan-Based Awards Table.”

Employee Benefits

Our executive officers, including our NEOs, are eligible to receive the same employee benefits that are generally available to all our full-time employees, subject to the satisfaction of certain eligibility requirements. These benefits include health and welfare plans, an Employee Stock Purchase Plan, and a Section 401(k) retirement savings plan. We match 75% up to 6% of pay contributed to the Section 401(k) retirement savings plan each year. Our executive officers, including our NEOs, are eligible to participate in these plans on the same terms as other full-time employees. In structuring these benefit programs, we seek to provide an aggregate level of benefits that are comparable to those provided by similar companies.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites or other personal benefits to our executive officers, including our NEOs, except as generally made available to our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes.

No NEOs received perquisites or other personal benefits that were, in the aggregate, $10,000 or more in 2020.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.

Other Compensation Policies and Practices

Policies on Hedging and Pledging of Company Securities

Our Insider Trading Compliance Policy prohibits all our employees, including our executive officers, and the members of our board of directors from engaging in derivative securities transactions, including hedging, with respect to our equity securities and from pledging our equity securities as collateral or holding our securities in a margin account.

Stock Ownership Guidelines

In April 2019, we established stock ownership guidelines to promote share ownership by our executive officers. Under the guidelines, our executive officers are to attain and maintain a minimum share ownership level equal to a multiple of his or her base salary within the later of five years of becoming an executive officer, or December 31, 2023, as follows:

Position	Ownership Requirement
Chief Executive Officer	6x Annual Base Salary
Other Executive Officers	1x Annual Base Salary

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code (“Section 162(m)”) disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid in any fiscal year to certain specified executive officers.

These executive officers include our chief executive officer, chief financial officer, and any employee who is among the three highest compensated executive officers for the taxable year (other than the chief executive officer and chief financial officer), regardless of whether the executive officer is serving at the end of the public company’s taxable year and regardless of whether the executive officer’s compensation is subject to disclosure for the last completed fiscal year under the applicable SEC rules (a “Covered Employee”). In addition, once an individual becomes a Covered Employee for any taxable year beginning after December 31, 2016, that individual will remain a Covered Employee for all future years, including following any termination of employment.

Pursuant to the Tax Cuts and Jobs Act of 2017, which was signed into law on December 22, 2017 (the “Tax Act”), for taxable years beginning after December 31, 2017, subject to certain transition rules (which apply to remuneration provided pursuant to written binding contracts which were in effect on November 2, 2017 and which are not subsequently modified in any material respect), for taxable years beginning after December 31, 2017, the exemption from Section 162(m)’s deduction limit for “qualified performance-based compensation” was repealed, such that compensation paid to certain of our NEOs in excess of $1 million will not be deductible. Thus, for fiscal years beginning after December 31, 2017, all remuneration in excess of $1 million paid to a Covered Employee will not be deductible.

Our compensation committee believes that stockholder interests are best served if our compensation committee retains maximum flexibility to design executive compensation programs that meet stated business objectives. Therefore, our compensation committee has approved base salaries and other compensation awards for our executive officers that may not be fully deductible because of the deduction limit of Section 162(m) and expects in the future to approve additional compensation that is not deductible for federal income tax purposes.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our board of directors, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

Compensation Risk Assessment

Our compensation committee assesses and considers the potential risks associated with the compensation programs for our executive officers and employees. Based upon this assessment, our compensation committee believes that our compensation plans, policies and practices for our NEOs and other employees do not create risks that are reasonably likely to have a material adverse effect on our Company.

INFORMATION REGARDING COMPENSATION OF

EXECUTIVE OFFICERS AND DIRECTORS

Executive Compensation

This section discusses the material components of the executive compensation program for our executive officers who are named in the “2020 Summary Compensation Table” below. We value the contributions of our executive officers equally as reflected by the compensation set forth in the table below. In 2020, our NEOs and their positions were as follows:

•	Jeff T. Green, Chief Executive Officer;
•	Blake J. Grayson, Chief Financial Officer;
•	David R. Pickles, Chief Technology Officer;
•	Susan M. Vobejda, Chief Marketing Officer;
•	Jay R. Grant, Chief Legal Officer; and
•	Brian J. Stempeck, former Chief Strategy Officer.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt in the future may differ materially from the currently planned programs summarized in this discussion.

2020 Summary Compensation Table

The following table sets forth information regarding the total compensation, for services rendered in all capacities, that was paid or awarded to or earned by our NEOs during the fiscal years ended December 31, 2020, 2019 and 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Jeff T. Green	2020	900,000		6,460,630	6,460,715	2,095,294	10,843	15,927,482
Chief Executive Officer	2019	850,000		3,856,546	3,856,367	2,003,006	1,569,554	12,135,473
	2018	800,000		3,862,830	3,862,390	2,083,958	173,074	10,782,252
Blake J. Grayson	2020	500,000		1,615,106	1,614,954	1,047,647	12,825	4,790,531
Chief Financial Officer	2019	21,978	500,000	4,865,257	4,865,261	60,032	—	10,312,528
David R. Pickles	2020	500,000		1,615,106	1,614,954	1,047,647	12,825	4,790,531
Chief Technology Officer	2019	475,000		1,385,405	1,385,432	1,001,503	12,805	4,260,145
	2018	450,000		1,325,997	1,325,782	1,041,979	12,320	4,156,078
Susan M. Vobejda	2020	500,000		1,615,106	1,614,954	1,047,647	12,825	4,790,531
Chief Marketing Officer	2019	475,000		1,385,405	1,385,432	1,001,503	12,600	4,259,940
	2018	450,000		1,325,997	1,325,782	1,041,979	12,115	4,155,873
Jay R. Grant (5)	2020	105,769	250,000	1,657,698	1,519,714	338,902	721	3,872,804
Chief Legal Officer
Brian J. Stempeck (6)	2020	377,789		1,615,106	1,614,954	1,047,647	3,431	4,658,926
Former Chief Strategy Officer	2019	475,000		1,385,405	1,385,432	1,001,503	3,262	4,250,602
	2018	450,000		1,325,997	1,325,782	1,041,979	116,974	4,260,732

(1)

Amounts reflect the aggregate full grant date fair value of the Stock Options granted to our NEOs during 2020, 2019 and 2018, as applicable, calculated in accordance with ASC Topic 718. The aggregate grant date fair value for the Stock Options was based on the Black-Scholes option valuation methodology. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. Additional information regarding these Stock Options is set forth in the “2020 Grants of Plan-Based Awards Table,” and “2020 Outstanding Equity Awards at Fiscal Year End Table.” For additional information, refer to Notes 2 and 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 19, 2021 (the “2020 Annual Report”). The amounts reported in this column reflect the accounting cost for the Stock Options and do not correspond to the actual economic value that may be received by the NEOs upon the exercise of the Stock Options.

(2)

Amounts reflect the aggregate grant date fair value of the RSAs granted to our NEOs during 2020, 2019 and 2018, as applicable, calculated in accordance with ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. The aggregate grant date fair values of these RSAs were based on the fair value of our common stock on the date of grant, which was determined as the closing market price per share of our Class A common stock on the date of grant. Additional information regarding these RSAs is set forth in the “2020 Grants of Plan-Based Awards Table,” and “2020 Outstanding Equity Awards at Fiscal Year End Table.”  For additional information, refer to Notes 2 and 10 to our audited consolidated financial statements included in our 2020 Annual Report. The amounts reported in this column reflect the accounting cost for the RSAs and do not correspond to the actual economic value that may be received by the NEOs upon the vesting or settlement of the RSAs.

(3)

Amounts represent cash incentive awards earned by our NEOs in 2020, 2019 and 2018, as applicable, under our annual cash incentive plan. For additional information for amounts made in 2020, see “Compensation Discussion and Analysis—Individual Compensation Elements—Annual Cash Incentive Awards.”

(4)	For 2020, amounts represent our Section 401(k) matching contributions for our NEOs.
(5)

Mr. Grant joined our Company as our Chief Legal Officer on October 5, 2020, and his base salary and cash incentive compensation were pro-rated to reflect his partial year of service. Mr. Grant received a signing bonus of $250,000 in 2020 in connection with his appointment as our CLO.

(6)	Mr. Stempeck served as our Chief Strategy Officer until September 1, 2020, after which he continued to work as a regular, non-executive employee through February 5, 2021.

2020 Grants of Plan-Based Awards Table

The following table provides information about awards granted in 2020 to each of our NEOs.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Options and Awards ($)(2)
Jeff T. Green	N/A	1,000,000	—	—	—	—
	5/15/2020	—	21,535	—	—	6,460,715
	5/15/2020	—	—	333	330.01	45,108
	5/15/2020	—	—	38,578	300.01	6,415,522
Blake J. Grayson	N/A	500,000	—	—	—	—
	5/15/2020	—	5,383	—	—	1,614,954
	5/15/2020	—	—	9,712	300.01	1,615,106
David R. Pickles	N/A	500,000	—	—	—	—
	5/15/2020	—	5,383	—	—	1,614,954
	5/15/2020	—	—	9,712	300.01	1,615,106
Susan M. Vobejda	N/A	500,000	—	—	—	—
	5/15/2020	—	5,383	—	—	1,614,954
	5/15/2020	—	—	9,712	300.01	1,615,106
Jay R. Grant(3)	N/A	338,902	—	—	—	—
	10/5/2020	—	2,648	—	—	1,519,714
	10/5/2020	—	—	4,920	573.91	1,657,698
Brian J. Stempeck	N/A	500,000	—	—	—	—
	5/15/2020	—	5,383	—	—	1,614,954
	5/15/2020	—	—	9,712	300.01	1,615,106

(1)

Amount represents the potential target annual cash incentive award under our 2020 Cash Incentive Plan. No threshold or maximum payouts were established under our 2020 Cash Incentive Plan, and accordingly, the sub-columns “Threshold ($)” and “Maximum ($)” are not applicable and have not been presented. Additional information regarding the 2020 Cash Incentive Plan is set forth in “Compensation Discussion and Analysis—Individual Compensation Elements—Annual Cash Incentive Awards.”

(2)

Amounts represent the aggregate grant date fair values of the equity awards calculated in accordance with ASC Topic 718. All equity awards were granted under The Trade Desk, Inc. 2016 Incentive Award Plan. The aggregate grant date fair value for the RSAs was based on the fair value of our common stock on the date of grant, which was determined as the closing market price per share of our Class A common stock on the date of grant. The aggregate grant date fair value for the Stock Options was based on the Black-Scholes option valuation methodology. This calculation is performed for accounting purposes and reported in the table. However, our NEOs may never realize any value from their equity awards. For additional information, refer to Notes 2 and 10 to our audited consolidated financial statements included in our 2020 Annual Report.

(3)	Mr. Grant received 2,648 RSAs and 4,920 stock options upon his appointment to CLO.

2020 Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes the number of shares of common stock underlying outstanding equity awards for each NEO as of December 31, 2020.

				Option Awards					Stock Awards
Name	Grant Date		Vesting Commence- ment Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Jeff T. Green	12/23/2016	(4)	12/1/2016	2,673	—		33.170	12/22/2021	—		—
	12/23/2016	(4)	12/1/2016	11,058	—		30.150	12/22/2026	—		—
	12/1/2017	(4)	12/1/2017	19,547	21,373	(6)	48.000	12/1/2027	11,343	(5)	9,085,743
	12/1/2017	(4)	12/1/2020	—	2,083	(7)	52.800	12/1/2022	—		—
	12/1/2018	(4)	12/1/2018	10,672	24,911	(8)	142.450	12/1/2028	13,558	(5)	10,859,958
	12/1/2018	(4)	12/1/2021	—	702	(7)	156.700	12/1/2023	—		—
	12/9/2019	(4)	12/09/2019	6,055	21,395	(11)	249.490	12/9/2029	11,593	(5)	9,285,993
	12/9/2019	(4)	12/09/2022	—	400	(7)	274.440	12/9/2024	—		—
	5/15/2020	(4)	5/15/2020	5,670	32,908	(14)	300.010	5/15/2030	18,844	(13)	15,094,044
	5/15/2020	(4)	12/15/2023	—	333	(15)	330.010	5/15/2025	—		—
Blake J. Grayson	12/27/2019	(4)	12/16/2019	5,522	18,285	(12)	272.35	12/27/2029	13,399	(5)	10,732,599
	12/27/2019	(4)	12/16/2019	1,848	6,823	(9)	272.35	12/27/2029
	5/15/2020	(4)	5/15/2020	963	8,296	(9)	300.01	5/15/2030	4,711	(13)	3,773,511
David R. Pickles	2/8/2013	(2)	10/17/2012	37,000	—		0.171	2/7/2023	—		—
	1/20/2015	(2)	1/20/2015	80,178	—		0.819	1/19/2025	—		—
	12/9/2015	(3)	1/1/2016	43,481	—		3.360	12/8/2025	—		—
	12/1/2017	(4)	12/1/2017	—	10,512	(9)	48.000	12/1/2027	5,105	(5)	4,089,105
	12/1/2018	(4)	12/1/2018	—	8,775	(9)	142.450	12/1/2028	4,655	(5)	3,728,655
	12/1/2019	(4)	12/1/2019	—	7,408	(9)	263.340	12/1/2029	3,946	(5)	3,160,746
	5/15/2020	(4)	5/15/2020	—	8,296	(9)	300.010	5/15/2030	4,711	(13)	3,773,511
Susan M. Vobejda	11/1/2017	(4)	11/1/2017	—	—		—	—	3,750	(10)	3,003,750
	12/1/2017	(4)	12/1/2017	—	10,512	(9)	48.000	12/1/2027	5,105	(5)	4,089,105
	12/1/2018	(4)	12/1/2018	—	8,775	(9)	142.450	12/1/2028	4,655	(5)	3,728,655
	12/1/2019	(4)	12/1/2019	205	7,408	(9)	263.340	12/1/2029	3,946	(5)	3,160,746
	5/15/2020	(4)	5/15/2020	203	8,296	(9)	300.010	5/15/2030	4,711	(13)	3,773,511
Jay R. Grant	10/5/2020	(4)	10/5/2020	—	4,920	(12)	573.910	10/5/2030	2,648	(16)	2,121,048
Brian J. Stempeck	12/23/2016	(4)	12/1/2016	1,808	—		30.150	12/22/2026	—		—
	12/1/2017	(4)	12/1/2017	1,750	10,512	(9)	48.000	12/1/2027	5,105	(5)	4,089,105
	12/1/2018	(4)	12/1/2018	730	8,775	(9)	142.450	12/1/2028	4,655	(5)	3,728,655
	12/1/2019	(4)	12/1/2019	411	7,408	(9)	263.340	12/1/2029	3,946	(5)	3,160,746
	5/15/2020	(4)	5/15/2020	405	8,296	(9)	300.010	5/15/2030	4,711	(13)	3,773,511

(1)	Market value based upon the closing price of a share of our Class A common stock on December 31, 2020.
(2)	Award granted under The Trade Desk, Inc. 2010 Stock Plan.
(3)	Award granted under The Trade Desk, Inc. 2015 Equity Incentive Plan.
(4)	Award granted under The Trade Desk, Inc. 2016 Incentive Award Plan.
(5)

Represents RSAs vesting with respect to 25% of the shares subject thereto on each of the first four anniversaries of the vesting commencement date, subject to the applicable NEO’s continued employment through the applicable vesting date. The RSA is subject to certain vesting acceleration provisions as provided in the NEO’s employment agreement, as discussed in “Executive Compensation Arrangements” and “Potential Payments Upon Termination or Change in Control Table.”

(6)

Represents a stock option that vests and becomes exercisable as follows: (1) with respect to 70,365 of the shares of Class A common stock subject to the stock option (the “2017 NSO Tranche I Shares”), one-thirty-sixth (1/36th) of the 2017 NSO Tranche I Shares shall vest and become exercisable on each of the first thirty-six (36) monthly anniversaries of the vesting commencement date (rounded down to the nearest 2017 NSO Tranche I Share on each vesting date that occurs during any calendar year until the last vesting date to occur during such calendar year, with any remaining shares that would have otherwise vested during such calendar year vesting on such last vesting date in the applicable calendar year, such that the stock option will vest and become exercisable with respect to a total of 23,455 of the 2017 NSO Tranche I Shares during each of calendar years 2018, 2019 and 2020), and (2) with respect to 21,373 of the shares of Class A common stock subject to the stock option (the “2017 NSO Tranche II Shares”), one-twelfth (1/12th) of the 2017 NSO Tranche II Shares shall vest and become exercisable on each monthly anniversary of the vesting commencement date commencing with the thirty-seventh (37th) monthly anniversary of the vesting commencement date and continuing through and including the forty-eighth (48th) monthly anniversary of the vesting commencement date (rounded down to the nearest share until the last vesting date), in each case, subject to Mr. Green’s continued employment through the applicable vesting date. The stock option is subject to certain vesting acceleration provisions as provided in the NEO’s employment agreement, as discussed in “Executive Compensation Arrangements” and “Potential Payments Upon Termination or Change in Control Table.”

(7)

Represents a stock option that vests and becomes exercisable with respect to one-twelfth (1/12th) of the shares subject thereto on each monthly anniversary of the vesting commencement date (rounded down to the nearest share until the last vesting date), in each case, subject to Mr. Green’s continued employment through the applicable vesting date. The stock option is subject to certain vesting acceleration provisions as provided in the NEO’s employment agreement, as discussed in “Executive Compensation Arrangements” and “Potential Payments Upon Termination or Change in Control Table.”

(8)

Represents a stock option that vests and becomes exercisable as follows: (1) with respect to 38,418 of the shares of Class A common stock subject to the stock option (the “2018 NSO Tranche I Shares”), one-thirty-sixth (1/36th) of the 2018 NSO Tranche I Shares shall vest and become exercisable on each of the first thirty-six (36) monthly anniversaries of the vesting commencement date (rounded down to the nearest 2018 NSO Tranche I Share on each vesting date that occurs during any calendar year until the last vesting date to occur during such calendar year, with any remaining shares that would have otherwise vested during such calendar year vesting on such last vesting date in the applicable calendar year, such that the stock option will vest and become exercisable with respect to a total of 12,806 of the 2018 NSO Tranche I Shares during each of calendar years 2019, 2020 and 2021), and (2) with respect to 12,105 of the shares of Class A common stock subject to the stock option (the “2018 NSO Tranche II Shares”), one-twelfth (1/12th) of the 2018 NSO Tranche II Shares shall vest and become exercisable on each monthly anniversary of the vesting commencement date commencing with the thirty-seventh (37th) monthly anniversary of the vesting commencement date and continuing through and including the forty-eighth (48th) monthly anniversary of the vesting commencement date (rounded down to the nearest share until the last vesting date), in each case, subject to Mr. Green’s continued employment through the applicable vesting date. The stock option is subject to certain vesting acceleration provisions as provided in the NEO’s employment agreement, as discussed in “Executive Compensation Arrangements” and “Potential Payments Upon Termination or Change in Control Table.”

(9)

Represents stock options vesting with respect to one-forty-eighth (1/48th) of the shares of Class A common stock subject thereto on each monthly anniversary of the vesting commencement date, subject to the NEO’s continued employment through the applicable vesting date. The stock option is subject to certain vesting acceleration provisions as provided in the NEO’s employment agreement, as discussed in “Executive Compensation Arrangements” and “Potential Payments Upon Termination or Change in Control Table.”

(10)

Represents restricted stock units (“RSUs”) vesting with respect to 25% of the shares subject thereto on each of the first four anniversaries of the vesting commencement date, subject to the applicable NEO’s continued employment through the applicable vesting date. The RSU is subject to certain vesting acceleration provisions as provided in the NEO’s employment agreement, as discussed in “Executive Compensation Arrangements” and “Potential Payments Upon Termination or Change in Control Table.”

(11)

Represents a stock option that vests and becomes exercisable as follows: (1) with respect to 21,795 of the shares subject to the option (the “2019 NSO Tranche I Shares”), one-thirty-sixth (1/36th) of the 2019 NSO Tranche I Shares shall vest and become exercisable on each of the first thirty-six (36) monthly anniversaries of the Vesting Commencement Date (rounded down to the nearest 2019 NSO Tranche I Share on each vesting date that occurs during any calendar year until the last vesting date to occur during such calendar year, with any remaining shares that would have otherwise vested during such calendar year vesting on such last vesting date, such that the option will vest and become exercisable with respect to a total of 7,265 2019 NSO Tranche I Shares during each of calendar years 2020, 2021 and 2022), and (2) with respect to 6,865 of the shares subject to the option (the “2019 NSO Tranche II Shares”), one-twelfth (1/12th) of the 2019 NSO Tranche II Shares shall vest and become exercisable on each monthly anniversary of the Vesting Commencement Date commencing on the thirty-seventh (37th) monthly anniversary of the Vesting Commencement Date and continuing through and including the forty-eighth (48th) monthly anniversary of the Vesting Commencement Date (rounded down to the nearest 2019 NSO Tranche II Share until the last vesting date), in each case, subject to Mr. Green’s continued employment through the applicable vesting date. The stock option is subject to certain vesting acceleration provisions as provided in the NEO’s employment agreement, as discussed in “Executive Compensation Arrangements” and “Potential Payments Upon Termination or Change in Control Table.”

(12)

Represents stock options vesting with respect to one-fourth of the shares of Class A common stock subject thereto on the first anniversary of the vesting commencement date and with respect to one-forty-eighth (1/48th) of the shares of Class A common stock subject thereto on each monthly anniversary of the vesting commencement date thereafter, subject to the NEO’s continued employment through the applicable vesting date. The stock option is subject to certain vesting acceleration provisions as provided in the NEO’s employment agreement, as discussed in “Executive Compensation Arrangements” and “Potential Payments Upon Termination or Change in Control Table.”

(13)

Represents RSAs vesting with respect to one-sixteenth (1/16th) of the shares subject thereto on each of the quarterly anniversary of the vesting commencement date, subject to the applicable NEO’s continued employment through the applicable vesting date. The RSA is subject to certain vesting acceleration provisions as provided in the NEO’s employment agreement, as discussed in “Executive Compensation Arrangements” and “Potential Payments Upon Termination or Change in Control Table.”

(14)

Represents a stock option that vests and becomes exercisable as follows: (1) with respect to 29,183 of the shares subject to the option (the “2020 NSO Tranche I Shares”), one-thirty-sixth (1/36th) of the 2020 NSO Tranche I Shares shall vest and become exercisable on each of the first thirty-six (36) monthly anniversaries of the Vesting Commencement Date (rounded down to the nearest 2020 NSO Tranche I Share on each vesting date that occurs during any twelve month period until the last vesting date to occur during such twelve month period, with any remaining shares that would have otherwise vested during such twelve month period vesting on such last vesting date, such that the option will vest and become exercisable with respect to a total of 9,727, 9,728 and 9,728 2020 NSO Tranche I Shares during each of the twelve month periods ending March 15, 2021, 2022 and 2023, respectively),  and (2) with respect to 5,670 of the shares subject to the option (the “2020 NSO Tranche II Shares”), one-seventh (1/7th) of the 2020 NSO Tranche II Shares shall vest and become exercisable on each monthly anniversary of the Vesting Commencement Date and continuing through and including the forty-eighth (43rd) monthly anniversary of the Vesting Commencement Date, and (3) with respect to 3,725 of the shares subject to the option (the “2020 NSO Tranche III Shares”), 744 of the NSO Tranche III Shares shall vest and become exercisable on each monthly anniversary of the Vesting Commencement Date commencing on the forty-fourth (44th) monthly anniversary of the Vesting Commencement Date and continuing through and including the forty-seventh (47th) monthly anniversary of the Vesting Commencement Date and 749 of the NSO Tranche III Shares shall vest and become exercisable on the forty-eighth (48th) monthly anniversary of the Vesting Commencement Date, in each case, subject to Mr. Green’s continued employment through the applicable vesting date. The stock option is subject to certain vesting acceleration provisions as provided in the NEO’s employment agreement, as discussed in “Executive Compensation Arrangements” and “Potential Payments Upon Termination or Change in Control Table.”

(15)

Represents a stock option that vests and becomes exercisable with respect to one-fifth (1/5th) of the shares subject thereto on each monthly anniversary of the vesting commencement date (rounded down to the nearest share until the last vesting date), in each case, subject to Mr. Green’s continued employment through the applicable vesting date. The stock option is subject to certain vesting acceleration provisions as provided in the NEO’s employment agreement, as discussed in “Executive Compensation Arrangements” and “Potential Payments Upon Termination or Change in Control Table.”

(16)

Represents RSAs vesting with respect to one-fourth (1/4th) of the shares subject thereto on November 15, 2021, and the remainder of the shares subject thereto vesting ratably over twelve (12) quarters on each quarterly anniversary thereafter, subject to the applicable NEO’s continued employment through the applicable vesting date. The RSA is subject to certain vesting acceleration provisions as provided in the NEO’s employment agreement, as discussed in “Executive Compensation Arrangements” and “Potential Payments Upon Termination or Change in Control Table.”

2020 Option Exercises and Stock Vested Table

The following table sets forth information with respect to the NEOs concerning the exercise of stock options and vesting of stock awards during the year ended December 31, 2020.

	Option Exercises		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jeff T. Green	159,323	37,161,019	33,776	29,266,106
Blake Grayson	1,450	732,462	5,137	4,599,174
David R. Pickles	149,698	66,334,026	15,392	13,506,038
Susan M. Vobejda	19,451	7,062,114	13,167	10,311,699
Jay R. Grant	—	—	—	—
Brian J. Stempeck	39,173	12,992,708	15,392	13,506,038

(1)

Based upon the closing price of a share of our Class A common stock on the date of exercise, which ranged from $233.41 per share to $971.12 per share, less the exercise price of the associated stock option multiplied by the number of shares of our Class A common stock exercised.

(2)

Based upon the closing price of a share of Class A common stock on the date of vesting, which ranged from $200.00 per share to $939.72 per share, multiplied by the number of shares of our Class A common stock that vested.

Executive Compensation Arrangements

Current Executive Employment Agreements

We have entered into executive employment agreements with our CEO and each of our other NEOs that provide for “at will” employment, meaning that either we or the NEO may terminate the employment relationship at any time without cause.

Employment Agreement with Mr. Green

Mr. Green’s base salary under his 2017 employment agreement is subject to annual review and adjustment by our board of directors and was $900,000 for 2020. Mr. Green was eligible to earn an annual cash incentive bonus with a target amount equal to 111.11% of his base salary for 2020, which was payable in quarterly installments within sixty (60) days after the end of each calendar quarter. Mr. Green is also eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.

Mr. Green’s 2017 employment agreement provides that, in the event that his employment is terminated by us without “cause” (as defined in his employment agreement) or Mr. Green resigns for “good reason” (as defined in his employment agreement), in either case, subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to 1.5 times the sum of (x) his then-current base salary and (y) his target annual cash incentive bonus for the year of termination; (ii) a pro-rated annual cash incentive bonus based on actual Company performance through the date of termination; (iii) acceleration of all time-based equity awards held by Mr. Green in which he would have vested if he had remained employed for an additional eighteen (18) months; and (iv) if he is participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of eighteen (18) months following termination or the end of Mr. Green’s COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to him had he remained employed with us.

In lieu of the payments and benefits described in the preceding paragraph, in the event that Mr. Green’s employment is terminated by us without cause or Mr. Green resigns for good reason, in either case within three months prior to or twenty-four (24) months following a “change in control” (as defined in his employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) a lump sum cash payment equal to 3.0 times the sum of (x) his then-current base salary (or his base salary in effect immediately prior to the change in control, if higher) and (y) his target annual cash incentive bonus; (ii) a pro-rated annual cash incentive bonus based on target Company performance through the date of termination; (iii) full acceleration of all time-based equity awards held by Mr. Green; and (iv) if he is participating in our group health plan immediately prior to his termination, a lump sum cash payment equal to the amount that we would have made to provide health insurance to him had he remained employed with us for an additional thirty-six (36) months.

In addition, Mr. Green remains bound by certain restrictive covenants, including non-competition and non-solicitation provisions, which have been incorporated by reference into the 2017 employment agreement from his prior employment agreement. These restrictive covenants apply during the term of Mr. Green’s employment and for one year thereafter. The payments and benefits provided to Mr. Green in connection with a change in control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Code. These payments and benefits may also subject Mr. Green to an excise tax under Section 4999 of the Code. If the payments or benefits payable to Mr. Green in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to Mr. Green.

Employment Agreements with each of Messrs. Grayson, Pickles, Grant and Stempeck, and Ms. Vobejda

In August 2020, we entered into an employment agreement with Mr. Grant and the base salary under his 2020 agreement was $500,000. The base salary under each of the 2017 employment agreements for our other NEOs is subject to annual review and adjustment, and was $500,000 for 2020. Each NEO was eligible to earn an annual cash incentive bonus with a target amount equal to 100% of his or her base salary, which was payable in quarterly installments within sixty (60) days after the end of each calendar quarter. Each NEO is also eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.

The employment agreements for each of Messrs. Grayson, Pickles, Grant and Stempeck, and Ms. Vobejda provides that, in the event that his or her employment is terminated by us without “cause” (as defined in the respective employment agreement) or such NEO resigns for “good reason” (as defined in the respective employment agreement), in either case subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, the NEO will be entitled to receive (i) an amount equal to the sum of (x) his or her current base salary and (y) his or her target annual cash incentive bonus for the year of termination; (ii) a pro-rated annual cash incentive bonus based on actual Company performance through the date of termination; (iii) acceleration of all time-based equity awards held by the NEO in which such NEO would have vested if he or she had remained employed for an additional twelve (12) months; and (iv) if the NEO is participating in our group health plan immediately prior to his or her termination, a monthly cash payment until the earlier of twelve (12) months following termination or the end of the respective COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to such NEO had he or she remained employed with us.

In lieu of the payments and benefits described in the preceding paragraph, in the event that the employment of Messrs. Grayson, Pickles, Grant and Stempeck, or Ms. Vobejda is terminated by us without cause or any such NEO resigns for good reason, in either case within three months prior to or twenty-four (24) months following a “change in control” (as defined in the respective employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, the applicable NEO will be entitled to receive (i) a lump sum cash payment equal to 2.0 times the sum of (x) his or her then-current base salary (or his or her base salary in effect immediately prior to the change in control, if higher) and (y) his or her target annual cash incentive bonus; (ii) a pro-rated annual cash incentive bonus based on target Company performance through the date of termination; (iii) full acceleration of all time-based equity awards held by the NEO; and (iv) if the NEO is participating in our group health plan immediately prior to his or her termination, a lump sum cash payment equal to an amount that we would have made to provide health insurance to him or her had he or she remained employed with us for an additional twenty-four (24) months.

In addition, each of Messrs. Grayson, Pickles, Grant and Stempeck, and Ms. Vobejda remains bound by certain restrictive covenants, including non-competition and non-solicitation provisions, which have been incorporated by reference into the respective employment agreement from each such NEO’s prior employment agreement. These restrictive covenants apply during the term of the NEO’s employment and for one year thereafter. The payments and benefits provided to each of Messrs. Grayson, Pickles, Grant and Stempeck, and Ms. Vobejda in connection with a change in control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Code. These payments and benefits may also subject each of Messrs. Grayson, Pickles, Grant and Stempeck, and Ms. Vobejda to an excise tax under Section 4999 of the Code. If the payments or benefits payable to each of Messrs. Grayson, Pickles, Grant and Stempeck, and Ms. Vobejda in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to the impacted NEO.

Separation and Advisory Agreement with Mr. Stempeck

On February 4, 2021, Mr. Stempeck resigned from our board of directors and on February 5, 2021 (the “Separation Date”), we entered into a separation and advisory agreement with Mr. Stempeck, pursuant to which his employment terminated as of such date. Pursuant to the separation and advisory agreement, Mr. Stempeck will serve in the capacity of a non-employee advisor to the board of directors and will, at mutually convenient times, provide advisory services to us regarding strategy, direction and such other matters as we and Mr. Stempeck may mutually agree, until the agreement is terminated in accordance with its terms (the “Advisory Period”). Under the separation and advisory agreement, (i) 4,711 unvested restricted shares subject to the restricted stock award granted to Mr. Stempeck on May 15, 2020 (the “Advisory Shares”) will remain outstanding and eligible to vest during the Advisory Period and will continue to vest in substantially equal quarterly installments over the remainder of the four-year period following May 15, 2020, subject to and conditioned upon Mr. Stempeck’s continued service through the applicable vesting date, and (ii) all of the equity awards other than the Advisory Shares, to the extent unvested as of the Separation Date, together with any other unvested equity incentives or awards issued or promised, will be forfeited and canceled on the Separation Date without payment.

Potential Payments Upon Termination or Change in Control Table

The following table shows the potential payments and benefits to be received by our NEOs upon a termination of employment without cause or for good reason and upon a termination without cause or for good reason in connection with a change in control (assuming in such change in control all outstanding awards are assumed, substituted or continued by the successor entity). The types of events constituting cause, good reason and change in control may differ in some respects among the different arrangements providing for payments and benefits to the NEOs; however, for consistency in presentation, our executive compensation arrangements have been grouped together based on these concepts without regard for any such differences. Our NEOs are not entitled to any payments and benefits if they are terminated for cause or resign without good reason, are terminated due to death or disability, or retire. Except for Stock Options that were granted to our NEOs prior to 2016, which provide for the acceleration of 50% of the unvested shares subject to the options upon a change in control, we do not have any agreements or other arrangements with our NEOs that provide for payments and benefits solely upon a change in control without an accompanying termination of employment. The table below summarizes the payments and benefits available to each NEO under various termination scenarios, assuming the separation from service was on December 31, 2020. Since Mr. Stempeck did not enter into his separation and advisory agreement until February 5, 2021, we have included the potential payments and benefits for his separation assuming a qualifying termination of employment under his employment agreement on December 31, 2020 and not the amounts actually paid under his separation and advisory agreement. The value of vested equity is based on the closing price of a share of the Company’s Class A common stock on December 31, 2020, which was $801.00 per share.

Name and Termination / Change in Control Scenario	Cash Severance Payment ($)(1)	Equity Awards ($)		Benefits ($)(4)	Total Payout ($)(5)
Jeff T. Green
Without Cause or Resignation for Good Reason (No Change in Control)	2,850,000	67,692,399	(2)	137,173	70,679,572
Without Cause or Resignation for Good Reason (Change in Control)	5,700,000	107,489,144	(3)	170,499	113,359,644

Blake J. Grayson
Without Cause or Resignation for Good Reason (No Change in Control)	1,000,000	10,295,287	(2)	39,112	11,334,399
Without Cause or Resignation for Good Reason (Change in Control)	2,000,000	31,935,667	(3)	61,330	33,996,997

David R. Pickles
Without Cause or Resignation for Good Reason (No Change in Control)	1,000,000	21,427,563	(2)	79,910	22,507,473
Without Cause or Resignation for Good Reason (Change in Control)	2,000,000	36,585,528	(3)	102,128	38,687,655

Susan M. Vobejda
Without Cause or Resignation for Good Reason (No Change in Control)	1,000,000	24,431,313	(2)	57,093	25,488,406
Without Cause or Resignation for Good Reason (Change in Control)	2,000,000	39,589,278	(3)	79,311	41,668,588

Jay R. Grant
Without Cause or Resignation for Good Reason (No Change in Control)	1,000,000	855,909	(2)	28,881	1,884,790
Without Cause or Resignation for Good Reason (Change in Control)	2,000,000	3,238,331	(3)	51,099	5,289,430

Brian J. Stempeck
Without Cause or Resignation for Good Reason (No Change in Control)	1,000,000	21,427,563	(2)	79,910	22,507,473
Without Cause or Resignation for Good Reason (Change in Control)	2,000,000	36,585,528	(3)	102,128	38,687,655

(1)

Reflects the aggregate amount of cash severance payable to each NEO based on a multiple of base salary and target annual incentive compensation as of 2020 pursuant to the terms of the respective NEO’s employment agreement, as described above. Does not include pro-rated bonus that the NEO would have been entitled to, since on December 31, 2020, the full annual bonus, which is shown in the “2020 Summary Compensation Table”, was earned.

(2)	Represents the value of equity award vesting accelerated by an additional 18 months for Mr. Green and by 12 months for our other NEOs.
(3)	Represents the value of full acceleration of equity award vesting.
(4)

Represents the estimated value of unused accrued vacation and the continuation of health benefits that each NEO would have been entitled to receive upon a termination of employment as of December 31, 2020, as based on actual 2020 premiums and the terms of the respective NEO’s employment agreement, as described above.

(5)

The respective employment agreement for each NEO includes a modified cutback provision, such that if any severance payments or benefits would constitute a “parachute payment” and would be subject to the excise tax imposed by Section 4999 of the Code, the aggregate benefits will either be delivered in full or delivered in a lesser amount that would result in no portion of the aggregate benefits being subject to the excise tax, whichever results in the receipt by the NEO of the greatest amount of aggregate benefits on an after-tax basis. For purposes of the table set forth above, it has been assumed that the payments and benefits will not be reduced pursuant to the preceding sentence and, accordingly, include the full value of such payments and benefits.

Equity Compensation Plan Information

The following table summarizes information as of December 31, 2020, about our equity compensation plans, including The Trade Desk, Inc. 2010 Stock Plan, The Trade Desk, Inc. 2015 Equity Incentive Plan, The Trade Desk, Inc. 2016 Incentive Award Plan and the Trade Desk, Inc. 2016 Employee Stock Purchase Plan.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)(#)(1)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)($)(1)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a) (c) ($)(2)
Equity compensation plans approved by security holders(2)	3,062,402	107.26	6,363,212
Equity compensation plans not approved by security holders	—	—	—
Totals	3,062,402	107.26	6,363,212

(1)

Includes 2,648,156 shares issuable upon the exercise of outstanding options with a weighted average exercise price of $107.26 per share and 414,246 shares issuable upon the vesting of outstanding restricted stock units. The weighted-average exercise price in column (b) is calculated solely based on outstanding stock options and does not include purchase rights accruing under the 2016 Employee Stock Purchase Plan because the purchase right (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period.

(2)

Consists of shares available for future issuance under our 2016 Incentive Award Plan and 2016 Employee Stock Purchase Plan. As of December 31, 2020, 5,847,058 shares of Class A common stock were available for issuance under the 2016 Incentive Award Plan and 516,154 shares of Class A common stock were available for issuance under the 2016 Employee Stock Purchase Plan (which number includes shares subject to purchase during the current purchase period, which commenced on November 16, 2020, and the exact number of which will not be known until the end of the purchase period on May 15, 2021. Subject to the number of shares remaining in the share reserve, the maximum number of shares purchasable by any participant on any one purchase date for any purchase period, including the current period, may not exceed 371). On January 1, 2021, the number of shares authorized for grant under the Company’s 2016 Incentive Award Plan and the 2016

Employee Stock Purchase Plan was increased by 1,893,604 shares and 423,383 shares, respectively, in accordance with evergreen plan provisions. Awards previously granted under the equity compensation plans that are forfeited, cancelled or otherwise terminated (other than by exercise) will be added to the share reserve of the 2016 Incentive Award Plan. For additional information, refer to Notes 2 and 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

CEO Pay Ratio

In determining the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees (excluding the CEO), we selected December 31, 2020 as the determination date for identifying the median employee for purposes of this disclosure. We are using a different median employee from the person that was identified in the preparation of our pay ratio disclosure for 2019 since we experienced a significant increase in our employee population compared to December 31, 2019. We selected annual total direct compensation as our consistently applied compensation measure, which we calculated as cash compensation from base wages, actual bonuses and commissions, and the grant date fair value of equity awards granted to our employees in 2020. Compensation was annualized for our employees who were hired in 2020 and for employees on an unpaid leave of absence in 2020. Compensation for international employees was converted to U.S. dollar equivalents using month-end exchange rates and no cost of living adjustments were made.

Once the median employee was identified based on this approach, we calculated the median employee’s annual total  compensation in accordance with the requirements of the Summary Compensation Table. Our median employee’s annual total compensation for 2020 was $193,381. Our CEO’s annual total compensation for 2020 was $15,927,482 as reported in the 2020 Summary Compensation Table. Therefore, our CEO to median employee pay ratio was 82:1 for 2020. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules.

This information is being provided for compliance purposes. Neither the Compensation Committee nor management used the pay ratio measure in making compensation decisions.

2020 Director Compensation

Our non-employee directors receive the following annual retainer fees for board and committee service: a cash retainer for each board member of $45,000 and, for the lead independent director, an additional cash retainer of $20,000. Members of the audit, compensation and nominating and corporate governance committees receive an additional cash retainer of $10,000, $8,000 and $5,000, respectively, and the chair of each the foregoing committees receives an additional cash retainer of $24,000, $16,000 and $10,000, respectively. Each director may make an annual election to receive an equity award in lieu of the cash retainer in the form of restricted stock, restricted stock units, stock options or a mix thereof. The equity awards will vest in four equal installments over the one-year period following the date of grant, with such vesting to take place on the quarterly anniversaries of the date of grant, or if earlier, the regularly scheduled Board meetings applicable to such respective quarters. If not already vested in full pursuant to the forgoing installment arrangements, the award will vest in full on the date of our next annual meeting. All unvested equity awards will vest in full upon a change of control of the Company.

Each newly elected non-employee director receives an initial director equity award upon initial election to our board with a value of $225,000 and may elect to receive the initial director equity award in the form of restricted stock, restricted stock units, stock options or a mix of one-half restricted stock or restricted stock units and one-half stock options. The initial director equity award will generally vest in substantially equal quarterly installments over the three-year period following the date of grant, subject to continued service as of each vesting date. On the date of each annual meeting, continuing directors will receive an annual director equity award with a value of $225,000 and may elect to receive the equity award in the form of restricted stock, restricted stock units, stock options or a mix thereof. The annual director equity award will vest in four equal installments over the one-year period following the date of grant, with such vesting to take place on the quarterly anniversaries of the date of grant, or if earlier, the regularly scheduled Board meetings applicable to such respective quarters. If not already vested in full pursuant to the forgoing installment arrangements, the award will vest in full on the date of our next annual meeting. All unvested equity awards will vest in full upon a change of control of the Company. A director who is appointed to our board of directors other than on the date of an annual meeting will receive a prorated annual director equity award. Directors who join our board of directors on the date of an annual meeting will receive both an initial director equity award and an annual director equity award.

We also reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in attending board and committee meetings, as well as up to $10,000 for director education programs.

As discussed in our Definitive Proxy Statement filed with the SEC on October 27, 2020, a special committee of directors (the “Special Committee”) was formed to consider the potential extension of our dual class structure. The Special Committee members included Ms. Buyer and Messrs. Rajaram and Wells, with Ms. Buyer appointed as the chairperson. The members of the Special Committee received a cash retainer of $40,000 for their service as members of the Special Committee and the Chair of the Special Committee received an additional cash retainer of $15,000.

Our employee directors did not receive any additional compensation for their service as members of our board of directors in 2020.

2020 Director Compensation Table

The following table sets forth information for the year ended December 31, 2020 regarding the compensation awarded to, earned by or paid to our non-employee directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)	Option Awards ($)(5)	Total ($)
Lise J. Buyer	61,016	347,476	—	408,492
Kathryn E. Falberg	—	348,673	—	348,673
Thomas Falk	—	335,504	—	335,504
Eric B. Paley	—	329,518	—	329,518
Gokul Rajaram	85,000	285,223	—	370,223
David B. Wells	40,000	361,842	—	401,842

(1)

Amounts reflect cash payments for annual retainer fees paid to Mr. Rajaram for the year ended December 31, 2020, audit committee and nominating and corporate governance committee fees paid in cash to Ms. Buyer and Special Committee retainers paid to Ms. Buyer, Mr. Rajaram and Mr. Wells.

(2)

On May 26, 2020, Ms. Buyer, Ms. Falberg, Mr. Falk, Mr. Paley and Mr. Wells elected to be granted stock awards (RSAs for Ms. Buyer, Ms. Falberg, Mr. Paley and Mr. Wells and RSUs for Mr. Falk) for their annual retainer and committee fees in lieu of quarterly cash payments, and each were granted 180 restricted shares of or units for our Class A common stock for their annual retainer fees. Further, Ms. Buyer, Ms. Falberg, Mr. Falk, Mr. Paley and Mr. Wells were granted stock awards for 80, 84, 40, 20 and 128 restricted shares of or units for our Class A common stock, respectively, for their annual committee fees. Mr. Rajaram elected to be granted 52 RSAs for his committee fees. These stock awards, granted on May 26, 2020, vest quarterly through May 26, 2021, subject to continued service as of each vesting date. All unvested stock awards will vest upon a change of control of the Company.

(3)

Amounts reflect the aggregate grant date fair value of the RSAs and RSUs granted to our non-employee directors during 2020, calculated in accordance with ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. The aggregate grant date fair values of these awards were based on the fair value of our common stock on the date of grant, which was determined as the closing market price per share of our Class A common stock on the date of grant. For additional information, refer to Notes 2 and 10 to our audited consolidated financial statements included in our 2020 Annual Report. The amounts reported in this column reflect the accounting cost for the stock awards and do not correspond to the actual economic value that may be received by the non-employee directors upon the vesting or settlement of the stock awards, as applicable.

(4)

As of December 31, 2020, Ms. Buyer, Ms. Falberg, Mr. Falk, Mr. Paley, Mr. Rajaram and Mr. Wells held unvested stock awards of 794, 583, 561, 551, 887 and 605 shares of our Class A common stock, respectively.

(5)

As of December 31, 2020, Ms. Buyer held stock options to purchase an aggregate of 2,778 shares of our Class A common stock and Ms. Falberg held stock options to purchase an aggregate of 10,303 shares of our Class B common stock. None of our other non-employee directors held stock options as of December 31, 2020.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this compensation committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that The Trade Desk, Inc. specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

The compensation committee has reviewed and discussed the section captioned “Compensation Discussion and Analysis” with management. Based on such review and discussions, the compensation committee recommended to the board of directors that this “Compensation Discussion and Analysis” section be included in our 2020 Annual Report and this proxy statement.

COMPENSATION COMMITTEE

Kathryn E. Falberg (Chairperson)

Gokul Rajaram

David B. Wells

OWNERSHIP OF THE TRADE DESK, INC. COMMON STOCK

The following table sets forth information with respect to the beneficial ownership of our common stock as of February 28, 2021 for:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our outstanding shares of Class A common stock or Class B common stock;
•	each of our NEOs;
•	each of our directors; and
•	all of our current directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, which generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power over that security, including options and restricted stock units that are currently exercisable or exercisable within sixty (60) days of February 28, 2021. Unless otherwise indicated, to our knowledge, the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. The information in the table below does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Securities Act.

We have based our calculation of the percentage of beneficial ownership on 42,904,823 shares of Class A common stock and 4,556,037 shares of Class B common stock outstanding as of February 28, 2021. We have deemed shares of our common stock subject to stock options and restricted stock units that are currently exercisable or exercisable within sixty (60) days of February 28, 2021 to be outstanding and to be beneficially owned by the person holding the stock option or units for the purpose of computing the percentage ownership of that person. We did not, however, deem such shares outstanding for the purpose of computing the percentage ownership of any other person or entity.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o The Trade Desk, Inc., 42 N. Chestnut Street, Ventura, California 93001.

	Shares Beneficially Owned				% of Total
	Class A		Class B		Voting
Name of Beneficial Owner	Shares	%	Shares	%	Power(1)
5% Stockholders:
The Vanguard Group, Inc.(2)	3,802,393	8.9	—	—	4.3
Baillie Gifford & Co.(3)	2,912,374	6.8	—	—	3.3
BlackRock, Inc.(4)	2,483,610	5.8	—	—	2.8
Prudential Financial, Inc.(5)	2,231,174	5.2	—	—	2.5
Executives and Directors:
Jeff T. Green(6)	157,289	*	4,461,607	97.9	50.6
Blake J. Grayson(7)	28,437	*	—	*	*
David R. Pickles(8)	50,017	*	248,992	5.3	2.8
Susan M. Vobejda(9)	22,312	*	—	*	*
Jay R. Grant(10)	2,648	*	—	*	*
Brian J. Stempeck(11)	21,414	*	—	*	*
Lise J. Buyer (12)	14,122	*	—	*	*
Kathryn E. Falberg(13)	42,641	*	10,303	*	*
Thomas Falk(14)	1,840	*	—	*	*
Eric B. Paley(15)	28,416	*	—	*	*
Gokul Rajaram(16)	6,898	*	—	*	*
David B. Wells(17)	9,517	*	—	*	*
All executive officers and directors as a group (12 persons)(18)	366,648	*	4,720,902	99.9	52.7

*	Less than 1%.

(1)

Percentage of total voting power represents voting power with respect to all shares of Class A common stock and Class B common stock, as a single class. Holders of Class B common stock are entitled to ten votes per share, and holders of Class A common stock are entitled to one vote per share.

(2)

Based solely on information reported by The Vanguard Group, Inc. on Schedule 13G/A filed with the SEC on February 10, 2021, consists of 3,802,393 shares of Class A common stock beneficially owned, with shared voting power over 43,653 shares, sole dispositive power over 3,702,666 shares and shared dispositive power over 99,727 shares. The address for The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(3)

Based solely on information reported by Ballie Gifford & Co. on Schedule 13G/A filed with the SEC on January 20, 2021, consists of 2,912,374 shares of Class A common stock beneficially owned, with sole voting power over 2,744,231 shares and sole dispositive power over 2,912,374 shares. The address for Ballie Gifford & Co. is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, United Kingdom.

(4)

Based solely on information reported by BlackRock, Inc. on Schedule 13G filed with the SEC on February 2, 2021, consists of 2,483,610 shares of Class A common stock beneficially owned, with sole voting power over 2,230,312 shares and sole dispositive power over 2,483,610 shares. The address for BlackRock, Inc is 55 East 52nd Street, New York, New York 10055.

(5)

Based solely on information reported by Prudential Financial, Inc. (“Prudential”) and Jennison Associates LLC (“Jennison”) on Schedule 13Gs filed with the SEC on February 9, 2021 and February 10, 2021, respectively.  Prudential indirectly owns 100% of equity interests of Jennison. As a result, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to our Class A common stock. The Schedule 13G filed by Jennison indicates it has sole voting power over 2,105,709 shares of our Class A common stock and shared dispositive power over 2,209,554 shares. The Schedule 13G filed by Prudential indicates that it beneficially owns 2,231,174 shares of our Class A common stock, consisting of the 2,209,554 shares held by Jennison, 20,222 shares held by The Prudential Insurance Company of America and 1,398 shares held by QMA LLC (with respect to which Prudential has sole voting power over 45,851 shares, shared voting power over 2,034,500 shares, sole dispositive power over 45,851 shares and shared dispositive power over 2,136,939 shares). The address of Prudential is 751 Broad Street, Newark, New Jersey 07102 and the address of Jennison is 466 Lexington Avenue, New York, New York 10017.

(6)

Consists of (a) 71,870 shares of Class A common stock held by Jeff  T. Green, (b) 12,000 shares of Class A common stock held by the Jeff  T. Green Family Foundation with respect to which Mr. Green has investment and voting control, (c) 3,194,940 shares of Class B common stock held by Jeff T. Green, trustee of the Jeff Green Trust, (d) 1,266,667 shares of Class B common stock held by Jeff  T. Green, trustee of the Green Irrevocable Trust of 2015, and (e) 73,419 shares of Class A common stock issuable upon the exercise of options currently exercisable or exercisable within sixty (60) days of February 28, 2021.

(7)

Consists of (a) 18,028 shares of Class A common stock held by Blake J. Grayson and (b) 10,409 shares of Class A common stock issuable upon the exercise of options currently exercisable or exercisable within sixty (60) days of February 28, 2021.

(8)

Consists of (a) 46,721 shares of Class A common stock and 88,333 shares of Class B common stock held by David R. Pickles, (b) 3,296 shares of Class A common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of February 28, 2021, and (c) 160,659 shares of Class B common stock issuable upon the exercise of options currently exercisable or exercisable within sixty (60) days of February 28, 2021.

(9)

Consists of (a) 18,608 shares of Class A common stock held by Susan M. Vobejda and (b) 3,704 shares of Class A common stock issuable upon the exercise of options currently exercisable or exercisable within sixty (60) days of February 28, 2021.

(10)	Consists of 2,648 shares of Class A common stock held by Jay R. Grant.
(11)

Consists of (a) 5,577 shares of Class A common stock held by Brian J. Stempeck, (b) 7,639 shares of Class A common stock held by a spousal lifetime access trust of which Mr. Stempeck’s spouse is the trustee and Mr. Stempeck is the successor trustee, and (c) 8,198 shares of Class A common stock issuable upon the exercise of options currently exercisable or exercisable within sixty (60) days of February 28, 2021.

(12)

Consists of (a) 11,676 shares of Class A common stock held by Lise J. Buyer and (b) 2,446 shares of Class A common stock issuable upon the exercise of options currently exercisable or exercisable within sixty (60) days of February 28, 2021.

(13)

Consists of (a) 2,641 shares of Class A common stock held by Kathryn E. Falberg, (b) 20,000 shares of Class A common stock held by a trust for which Ms. Falberg is a trustee, (c) 20,000 shares of Class A common stock held by a family trust for which Ms. Falberg is a co-trustee, and (d) 10,303 shares of Class B common stock issuable upon the exercise of options currently exercisable or exercisable within sixty (60) days of February 28, 2021.

(14)	Consists of 1,840 shares of Class A common stock held by Thomas Falk.
(15)

Consists of (a) 15,596 shares of Class A common stock held by Eric Paley, (b) 8,428 shares of Class A common stock held by Eric Paley 2015 Remainder Trust, and (c) 4,392 shares of Class A common stock held by Eric Paley 2015 Remainder Trust – GST Exempt Share.

(16)	Consists of 6,898 shares of Class A common stock held by Gokul Rajaram.
(17)	Consists of 9,517 shares of Class A common stock held by David B. Wells.
(18)

Consists of (a) 273,374 shares of Class A common stock, (b) 4,549,940 shares of Class B common stock, (c) 93,274 shares of Class A common stock issuable pursuant to options currently exercisable or exercisable within sixty (60) days of February 28, 2021, and (f) 170,962 shares of Class B common stock issuable pursuant to options currently exercisable or exercisable within sixty (60) days of February 28, 2021.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2020, to which we have been a party, in which the amount involved exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. Our audit committee is tasked with reviewing and approving such transactions, taking into consideration all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who beneficially own more than ten percent of our common stock to file reports on Forms 3, 4 and 5 with the SEC concerning their ownership of, and transactions in, our common stock.

To our knowledge, based solely on our review of the copies of such reports furnished to us and on the representations of the reporting persons, all of these reports were timely filed during the last fiscal year, except that Mr. Paley filed a late Form 4 with respect to the sale of restricted stock on March 2, 2020 and Ms. Vobejda filed a late Form 4 with respect to the withholding of restricted stock on November 1, 2020 to satisfy tax withholding obligations in connection with the partial vesting of restricted stock units. Due to an administrative error, both Form 4 reports were inadvertently filed late on March 5, 2020 and November 9, 2020, respectively.

ADDITIONAL INFORMATION

Other Matters

We know of no other matters to be submitted at the 2021 Annual Meeting of stockholders. If any other matters properly come before the Annual Meeting of stockholders, it is the intention of the proxy holders to vote the shares they represent as the board of directors may recommend.

THE BOARD OF DIRECTORS

/s/ JEFF T. GREEN
JEFF T. GREEN Chairman and Chief Executive Officer

Dated: April 13, 2021

APPENDIX A

NON-GAAP FINANCIAL MEASURE INFORMATION

Set forth below in this Appendix A is important information about Adjusted EBITDA, a non-GAAP measure, discussed in the proxy statement.

Adjusted EBITDA

In addition to our results determined in accordance with GAAP, we believe that Adjusted EBITDA, a non-GAAP measure, is useful in evaluating our business. The following table presents a reconciliation of net income to Adjusted EBITDA for each of the periods indicated:

	Year Ended December 31,
	2020	2019
	(in thousands)
Net income	$242,317	$108,318
Add back:
Depreciation and amortization expense	28,632	21,662
Stock-based compensation expense	111,775	80,758
Interest income, net	(656)	(4,719)
Provision for (benefit from) income taxes	(98,414)	7,902
Adjusted EBITDA	$283,654	$213,921

We use Adjusted EBITDA as a measure of operational efficiency to understand and evaluate our core business operations. We believe that Adjusted EBITDA is useful to investors for period to period comparisons of our core business. Accordingly, we believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are as follows:

•

although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•

Adjusted EBITDA does not reflect: (1) changes in, or cash requirements for, our working capital needs; (2) the potentially dilutive impact of stock-based compensation; or (3) tax payments that may represent a reduction in cash available to us; and

•	other companies, including companies in our industry, may calculate Adjusted EBITDA or similarly titled measures differently, which reduces its usefulness as a comparative measure.

Because of these and other limitations, you should consider Adjusted EBITDA along with other GAAP-based financial performance measures, including various cash flow metrics, net income and our GAAP financial results.

theTradeDesk

VOTE BY INTERNET

Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 8:59 p.m. Pacific Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TTD2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 8:59 p.m. Pacific Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D47218-P52356

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE TRADE DESK, INC.

The Board of Directors recommends you vote FOR the following nominees:

	For All	Withhold All	For All Except
1. The election of two Class II directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) David R. Pickles
02) Gokul Rajaram

The Board of Directors recommends you vote FOR the following proposal:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Stockholders who wish to view the Proxy Statement and Annual Report on Form 10-K of The Trade Desk, Inc. on the Internet can view the 2020 Annual Meeting materials at www.proxyvote.com or at investors.thetradedesk.com. D08898-P37374 THE TRADE DESK, INC. Annual Meeting of Stockholders MAY 26, 2020 1:00 PM PT This proxy is solicited by the Board of Directors The stockholder hereby appoints Jeff Green, Blake Grayson and Vivian Yang, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of THE TRADE DESK, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at www.virtualshareholdermeeting.com/TTD2020. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side.